                                                                    Exhibit 2.14

                                                                  EXECUTION COPY

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                           PURCHASE AND SALE AGREEMENT

                       AEW "PACIFIC GARDENS" PORTFOLIO AND

          THE AEW GLENWOOD GARDENS, FEDERAL WAY AND FAIRWAYS RESIDENCES

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1  SALE OF PROPERTY AND ACCEPTABLE TITLE.........................     1
   1.01    Agreement to Buy and to Sell Property.........................     1
   1.02    Title.........................................................     2
   1.03    Survey........................................................     4
   1.04    Assumed Liabilities...........................................     4
SECTION 2  PURCHASE PRICE, ACCEPTABLE FUNDS, DEPOSIT AND ESCROW OF
           DEPOSIT.......................................................     4
   2.01    Purchase Price................................................     4
   2.02    Payment of Monies.............................................     5
   2.03    Payment of Purchase Price.....................................     5
   2.04    Deposit; Escrow Agent.........................................     6
   2.05    Escrow Provisions.............................................     7
SECTION 3  THE CLOSING...................................................     8
SECTION 4  SELLER'S DELIVERIES...........................................     9
   4.01    Leases........................................................     9
   4.02    Taxes.........................................................     9
   4.03    Current Rent Roll.............................................     9
   4.04    Service and Other Contracts...................................    10
   4.05    Utility Bills.................................................    10
   4.06    Environmental Reports.........................................    10
   4.07    Operating Statements..........................................    10
   4.08    Commission Agreements.........................................    10
   4.09    Loan Documents................................................    10
   4.10    Property Related Materials....................................    10
   4.11    Disclaimer....................................................    10
SECTION 5  REPRESENTATIONS AND WARRANTIES OF SELLER......................    10
   5.01    Ability to Perform............................................    10
   5.02    Absence of Conflicts..........................................    11
   5.03    Patriot Act...................................................    11
   5.04    Leases........................................................    11
   5.05    Service and Other Contracts...................................    12
   5.06    No Actions....................................................    12
   5.07    No Violation Notice...........................................    12
   5.08    [Intentionally Deleted].......................................    12
   5.09    Operating Statements..........................................    13
   5.10    Vehicles and Equipment; Personal Property.....................    13
   5.11    Bankruptcy Matters............................................    13
   5.12    Medicare; Medicaid; Third Party Payor Programs................    13
   5.13    Title to Personal Property....................................    15
   5.14    Environmental Matters.........................................    15
   5.15    Permits and Licensure Requirements............................    15
   5.16    Inventory.....................................................    16

   5.17    Commissions...................................................    16
   5.18    Labor Disputes; Employees.....................................    16
   5.19    Compliance with Laws..........................................    16
   5.20    Materials Provided............................................    17
   5.21    ERISA.........................................................    17
   5.22    Knowledge; Notice of Breach; Closing Certificate; Certain Cure
           Rights........................................................    17
SECTION 6  NOT USED......................................................    19
SECTION 7  REPRESENTATIONS AND WARRANTIES OF BUYER.......................    19
   7.01    Ability to Perform............................................    19
   7.02    Patriot Act...................................................    19
   7.03    Absence of Conflicts..........................................    19
   7.04    ERISA.........................................................    19
   7.05    Survival......................................................    20
SECTION 8  ACCESS; PURCHASE "AS IS"; THIRD PARTY APPROVALS...............    20
   8.01    Access........................................................    20
   8.02    Omitted.......................................................    21
   8.03    Waivers.......................................................    21
   8.04    Hazardous Materials Waiver....................................    23
   8.05    No Financial Representation...................................    24
   8.06    Assistance with Financial Statements..........................    24
   8.07    Third Party Approvals.........................................    24
   8.08    Loan Assumption and Payoff....................................    30
   8.09    [Intentionally Deleted].......................................    33
   8.10    Natural Hazard Disclosure.....................................    33
   8.11    Employees.....................................................    33
SECTION 9  INSURANCE; RISK OF LOSS.......................................    35
   9.01    Maintenance of Insurance......................................    35
   9.02    Casualty or Condemnation......................................    35
   9.03    Tarzana Property Risk of Loss.................................    36
SECTION 10 SELLER'S OBLIGATIONS PRIOR TO CLOSING.........................    36
   10.01   No Lease Amendments...........................................    36
   10.02   Continuation of Service Contracts and Equipment Leases;
           Commercial Leases.............................................    37
   10.03   Replacement of Personal Property..............................    37
   10.04   Tax Proceedings...............................................    37
   10.05   Access........................................................    37
   10.06   [Intentionally Deleted].......................................    37
   10.07   Continued Operations..........................................    37
   10.08   Cooperation; Entry Access.....................................    37
   10.09   Transfer of Records...........................................    38
   10.10   Final Cost Report.............................................    38
   10.11   Tail Insurance................................................    39
   10.12   Employees.....................................................    39
   10.13   Operating Statements..........................................    39
   10.14   Cross Easement and Shared Services............................    39
SECTION 11 SELLER'S CLOSING OBLIGATIONS..................................    40

   11.01   Closing, Deliveries and Obligations...........................    40
   11.02   Expenses......................................................    42
   11.03   Tarzana Closings..............................................    42
SECTION 12 BUYER'S CLOSING OBLIGATIONS...................................    43
   12.01   Payment of Purchase Price.....................................    43
   12.02   Closing Documents.............................................    43
   12.03   State Law Disclosures.........................................    43
   12.04   Medicare/Medicaid Assignment..................................    43
   12.05   Business Associates Agreement.................................    43
   12.06   Other Documents and Actions...................................    43
   12.07   Buyer's Expenses..............................................    44
   12.08   Settlement Statement..........................................    44
SECTION 13 APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE..............    44
   13.01   Apportionment.................................................    44
   13.02   Resident Rents and Services Fees..............................    47
   13.03   Post-Closing Reconciliation Process...........................    47
SECTION 14 FAILURE TO PERFORM............................................    47
   14.01   Buyer's Election..............................................    47
   14.02   Seller's Default..............................................    48
   14.03   Buyer's Default...............................................    48
SECTION 15 BROKERAGE FEES................................................    49
   15.01   Brokerage Fees................................................    49
SECTION 16 NOTICES.......................................................    49
   16.01   Effective Notices.............................................    49
SECTION 17 INDEMNIFICATION; LIMITATIONS ON SURVIVAL......................    49
   17.01   Indemnification by Seller.....................................    49
   17.02   Indemnification by Buyer......................................    50
   17.03   Notification of Claims........................................    50
   17.04   Survival of Representations, Warranties and Covenants.........    51
SECTION 18 MISCELLANEOUS PROVISIONS......................................    51
   18.01   Assignment....................................................    51
   18.02   Limitation of Seller's Liability..............................    52
   18.03   Integration...................................................    54
   18.04   Governing Law.................................................    54
   18.05   Captions......................................................    54
   18.06   Bind and Inure................................................    54
   18.07   Drafts........................................................    54
   18.08   Number and Gender.............................................    54
   18.09   Attachments...................................................    54
   18.10   Like Kind Exchange............................................    54
   18.11   No Third-Party Beneficiary....................................    55
   18.12   Public Disclosure.............................................    55
   18.13   Further Assurances............................................    56
   18.14   Attorney's Fees...............................................    56

                           PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (the "Agreement") dated as of February 7, 2006 (the "Effective Date"), among the parties listed on Schedule 1.0 attached hereto (collectively and individually, as the context may require, "Seller"), and BLC Acquisitions, Inc., a Delaware corporation (together with its permitted successors and assignees, "Buyer").

     In consideration of the mutual undertakings and covenants herein contained, Seller and Buyer hereby covenant and agree as follows:

                                    SECTION 1

                      SALE OF PROPERTY AND ACCEPTABLE TITLE

     1.01 Agreement to Buy and to Sell Property. Each applicable Seller shall sell to Buyer, and Buyer shall purchase from each applicable Seller, at the price and upon the terms and conditions set forth in this Agreement, the following property owned by such Seller:

          (a) as applicable, the fee interest in those certain tracts or parcels of land described on Schedule A-1 attached hereto (collectively, the "Land"). For convenience of reference, a general schedule of the Land is contained at Schedule A hereto.

          (b) the buildings, improvements, facilities, fixtures, amenities, structures, driveways and walkways constructed on the Land (collectively, the "Improvements");

          (c) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Seller in and to any awards for damage thereto by reason of a change of grade thereof;

          (d) the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of Seller in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and/or (c) (the property described in the preceding clauses (a) through (d) is referred to herein collectively as the "Real Property");

          (e) fee or leasehold title to all equipment used in connection with the Real Property (the "Equipment") and all other personal property used in connection with the Real Property, including all supplies, inventory, consumables, perishable and non-perishable food products, and other similar property used in the operation of the Facility (collectively, the "Inventory" and together with the Equipment, the "Personal Property"); provided that Equipment, Inventory and Personal Property shall exclude items identified on Schedule B as being retained by the applicable Manager;

          (f) all of Seller's interest, to the extent assignable, in any licenses, permits, approvals, guarantees, warranties and any other intangible property now or hereafter owned by Seller and used in connection with the Land, Improvements and Personal Property (but specifically excluding the right to use the trade styles or names and trade dress listed on Schedule B-1 attached hereto ("Excluded Names")), but otherwise including all names or trade dress now used in connection with the same, and any and all Leases (as defined in Section 5.04), Assumed Service Contracts (subject to the provisions of Section 5.05), Equipment Leases (as defined in Section 5.05) and other contract rights, escrow or security deposits (but not security deposits on Residency Agreements), utility agreements or other rights related to the ownership of or use and operation of the Property, as hereinafter defined.

          (g) Except for Seller's records, files and materials described on Schedule B-2 and those which are confidential to Seller or Manager or for which transfer is restricted by law (all of which may be retained by Seller or its Manager), all books, records and documents in Seller's or Manager's possession (whether maintained by Seller or its Manager (as hereinafter defined)) related to the operations conducted at the Real Property, including financial and accounting records, customer lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising materials, sales leads and referral information, resident records, employee files and all data on computers at the Real Property;

          (h) all security deposits on Commercial Leases (but not security deposits under Residency Agreements), prepaid rent, reservation deposits, move-in fees, utilities, utility deposits and other prepaid items related to the operations conducted at the Real Property (but specifically excluding non-refundable administrative fees); and

          (i) rights, if any, to telephone and fax numbers, building names (other than Excluded Names) and other general intangible assets used in the operations conducted at the Real Property.

     All of the items described in subparagraphs (a), (b), (c), (d), (e), (f),
(g), (h) and (i) above are collectively the "Property" or "Properties." References to "Property" herein may mean, in context, a specific assisted living facility included in the Properties and not all of the Properties.

     To the extent any of the Property is owned by or in the possession of any manager or operator of Seller (each, a "Manager" and together, the "Managers"), Seller shall cause such Manager to convey and deliver such Property to Buyer at the Closing in the manner and condition required herein.

     1.02 Title. As applicable, each Seller shall convey to Buyer by Deed (as defined in Section 11.01(a)) and Buyer shall accept the fee simple title to the Land and Improvements owned by such Seller in accordance with the terms of this Agreement, and Buyer's obligation to accept said title shall be conditioned upon Buyer then being conveyed good and clear record and marketable fee simple title to the Property, subject only to the Permitted Exceptions (as hereinafter defined). All references to Closing in this Section 1.02 shall mean, with respect to the Tarzana Property, the Second Tarzana Closing (as hereinafter defined); provided that Buyer shall be obligated to accept title to the Tarzana Property subject to, and Seller shall have no obligation to cure, any lien, claim or encumbrance against the Tarzana Property not shown on the Tarzana Pro-Forma and arising after Closing but prior to the Second Tarzana Closing, other than any lien, claim or encumbrance created by, through or under Seller, its Manager or their respective affiliates.

     Buyer acknowledges that it has received from Stewart Title Guaranty Company (the "Title Insurer") for each Property a pro-forma title insurance policy with legible copies of all instruments and plans mentioned therein as exceptions to title (all of such items are hereinafter collectively referred to as the "Pro-Formas"). The Pro-Formas are attached hereto as Schedule Z. Buyer has approved those matters set forth on Schedule B of the Pro-Formas (all such matters disclosed in Schedule B of the Pro-Formas and any matters which, with the consent of Buyer, the Title Insurer has agreed to insure over in the Pro-Formas, being collectively referred to herein with respect to each applicable Property as the "Permitted Exceptions"). Seller covenants and agrees to satisfy the title insurance requirements set forth in Schedule CC attached hereto at or prior to Closing (the "Title Requirements"). Accordingly, provided Seller satisfies the Title Requirements at or before Closing, Buyer has no right to object to any title exceptions or terminate this Agreement pursuant to this
Section 1.02 with respect to all or any Properties, except as expressly set forth in the following grammatical sentence and paragraph. Subject to the provisions of the following grammatical paragraph, it shall be a condition to Buyer's obligation to close the transaction that the Title Insurer, subject to receipt of the premium therefor, issue owner's title insurance policies in the form of the Pro-Formas.

     Buyer may, prior to Closing, notify each Seller in writing (a "Gap Notice") of any title exceptions other than the Permitted Exceptions; provided that Buyer must notify each Seller of such unacceptable exceptions within three (3) business days of being made aware of the existence of such exceptions in writing. If Buyer sends a Gap Notice to Seller each Seller owning Property subject to an unacceptable exception set forth in a Gap Notice may elect, in its sole discretion, to (i) take up to thirty (30) days from the date the Seller receives the Gap Notice (or in the case of monetary liens, until the Closing) to remove or cure such exceptions to Buyer's reasonable satisfaction (such period, the "Gap Title Cure Period"); (ii) not cure any one or more of such exceptions; or (iii) with Buyer's consent (in its sole discretion), permit all Sellers to proceed to Closing on all other Properties and terminate this Agreement with respect to the Property as to which a Gap Notice is given. If Seller and Buyer elect to proceed under clause (iii) of such sentence, the portion of the Deposit previously allocated to the applicable Property for which this Agreement has been terminated will be returned to Buyer. A Seller shall be deemed to have given notice to Buyer that such Seller refuses to cure any unacceptable exceptions, which such Seller may so do in its sole discretion, unless such Seller, within five (5) business days after receipt of a Gap Notice, shall notify Buyer in writing that such Seller will attempt to cure such unacceptable exceptions. If a Seller fails or refuses to cure said unacceptable exceptions set forth in a Gap Notice within the time period provided to Buyer's reasonable satisfaction, or fails to give any notice above provided, Buyer may (a) terminate this Agreement with respect to all but not less than all of the Properties for which Closing has not occurred within five (5) business days after such Seller gives notice, or is deemed to have given notice, that such Seller refuses to cure such unacceptable exceptions, or in the case such Seller elects to attempt to cure the unacceptable exceptions, within five (5) business days after such Seller's failure to cure the same within the time period set forth above, and the Deposit shall be returned to Buyer, or (b) if Buyer fails to so terminate, Buyer shall be deemed to have waived such exceptions and accept title subject thereto, in which event there shall be no reduction in the Purchase Price for such title defective Property. The Closing Date for (i) all and not less than all of the Properties other than the Glenwood Gardens (SNF) Property, or (ii) the Glenwood

Gardens (SNF) Property, as applicable, will be extended as necessary to give effect to the Gap Title Cure Period.

     Notwithstanding anything to the contrary herein, each Seller covenants and agrees to pay, bond over or indemnify the Title Company against (at Seller's election) at Closing any and all monetary liens against the Property in an aggregate amount of less than $3,000,000 for all Sellers combined, other than
(a) the Payoff Loans (as defined in Section 8.08), and (b) the Assumed Loan (as defined in Section 8.08). Buyer will pay off and discharge the Pay-Off Loans and assume the Assumed Loan, all as set forth in Section 8.08. Seller covenants and agrees not place any voluntary liens on the Property following the Effective Date.

     1.03 Survey. Each Seller has furnished Buyer with a copy of the most recent survey of the Seller's Property in Seller's possession (each, a "Prior Survey"), and Buyer has obtained current as-built surveys for each of the Properties (each, a "New Survey," and collectively with each Prior Survey for a Property, a "Survey") by a registered land surveyor. The New Surveys are listed on Schedule FF attached hereto. All encumbrances, encroachments or other survey defects (collectively "Survey Matters") shown on the Surveys are hereby approved by Buyer and included in the Permitted Exceptions. Accordingly, Buyer has no right to object to any Survey Matters or to terminate this Agreement with respect to all or any Properties (except in connection with a Gap Notice as provided in Section 1.02 hereof).

     1.04 Assumed Liabilities. At each Closing, Buyer shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, other than liabilities and obligations assumed by Buyer at such Closing pursuant hereto with respect to the following to the extent such obligations and liabilities relate to periods after such Closing: (a) the Assumed Loan with respect to the Tarzana Property (with the timing of such assumption as set forth in the documents effecting Tarzana Interim Structure (as defined below)), (b) the Assumed Service Contracts relating to the Property subject to such Closing, (c) all Leases relating to such Property, (d) the Equipment Leases for such Property, if applicable, and (e) all Permitted Exceptions, ((a) - (e) are sometimes collectively referred to herein as the "Assumed Liabilities").

                                    SECTION 2

                        PURCHASE PRICE, ACCEPTABLE FUNDS,
                          DEPOSIT AND ESCROW OF DEPOSIT

     2.01 Purchase Price. The purchase price ("Purchase Price") to be paid by Buyer to Seller for the Property shall be the aggregate amount of Two Hundred Nine Million Five Hundred Thousand Dollars ($209,500,000.00). The Purchase Price shall be allocated among the Properties and Sellers, subject to the prorations and adjustments as hereinafter provided in this Agreement, as follows:

Glenwood Gardens (IL/AZ) - Bakersfield, California    $65,500,000
Glenwood Gardens (SNF) - Bakersfield, California      $ 9,500,000

Foundation House - Federal Way, Washington            $42,500,000
Pacific Gardens - Santa Monica, California            $36,500,000
Pacific Gardens - Tarzana, California                 $20,500,000
Pacific Gardens - Chino, California                   $19,000,000
The Fairways - Wickliffe, Ohio                        $16,000,000

     Allocation of the Purchase Price among the Sellers and Properties shall not be construed so as to permit Buyer to purchase less than all of the Properties, except as expressly permitted in this Agreement.

     2.02 Payment of Monies. All monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer of immediately available federal funds.

     2.03 Payment of Purchase Price. The Purchase Price, subject to prorations and adjustments, shall be paid as follows:

          (a) Eight Million Dollars ($8,000,000.00) have been paid to Escrow Agent as a deposit as of the Effective Date (the "Deposit"). The Deposit shall be allocated among the Properties and Sellers as follows:

Glenwood Gardens (IL/AZ) - Bakersfield, California    $2,501,193
Glenwood Gardens (SNF) - Bakersfield, California      $  362,768
Foundation House - Federal Way, Washington            $1,622,912
Pacific Gardens - Santa Monica, California            $1,393,795
Pacific Gardens - Tarzana, California                 $  782,816
Pacific Gardens - Chino, California                   $  725,537
The Fairways - Wickliffe, Ohio                        $  610,979

     Allocation of the Deposit among the Sellers and Properties shall not be construed so as to permit Buyer to purchase less than all of the Properties, except as expressly permitted in this Agreement.

          (b) Payment at Closing. At the consummation of the transaction contemplated hereby with respect to any Property (the "Closing"), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price for such Property less the amount of the Deposit held by the Escrow Agent and subject to adjustments and apportionments as set forth herein, including deposit of the Cap Ex Escrow Funds and allocations for credits and other amounts pursuant to Sections 8.07 and Section 8.08. The Purchase Price, as adjusted, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of each Seller or such other person as a Seller may designate in writing in accordance with the allocations set forth above. Notwithstanding the foregoing, at the Closing (as provided in Section 3) with respect to the Tarzana Property, the parties shall implement the Tarzana Interim Structure, and at the Second Tarzana Closing (as provided in
Section 3) for the Tarzana Property the purchase and sale transaction provided for herein with respect to the Tarzana Property shall be consummated pursuant to the documents effecting the Tarzana Interim Structure.

     2.04 Deposit; Escrow Agent. The Deposit shall be delivered by Buyer to the Title Insurer, Boston National Title Service Office, 99 Summer Street, Boston, Massachusetts 02110, Attention: Terrance P. Miklas (the "Escrow Agent") simultaneously with the execution of this Agreement by Seller and Buyer. Upon receipt from Buyer of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account or money market fund acceptable to Buyer and Seller. All interest on the Deposit shall accrue to Buyer, except as otherwise provided in Section 14.03 hereof, and shall become part of the "Deposit". At each Closing, Escrow Agent shall release to Seller the portion(s) of the Deposit allocated to the Properties for which Closing is occurring, which portion(s) of the Deposit shall be credited against the balance of the Purchase Price owed by Buyer to Seller, with all such interest and credits to be allocated among the Sellers in accordance with the allocations set forth above. Escrow Agent shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement.

     IF BUYER FAILS, WITHOUT LEGAL EXCUSE, TO CONSUMMATE THE PURCHASE OF THE PROPERTY AS CONTEMPLATED HEREUNDER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER, ALLOCATED AMONG SELLERS AS SET FORTH IN SECTION 2.03, AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 2.04 BELOW, THE PARTIES ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT, AS SO ALLOCATED AMONG THE SELLERS, HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF EACH SELLER'S DAMAGES AND AS EACH SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR. IN ADDITION, IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO CONSUMMATE THE PURCHASE OF THE PROPERTY AS CONTEMPLATED HEREUNDER, THEN BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 2.04 LIMIT THE DAMAGES RECOVERABLE BY ANY PARTY AGAINST THE OTHER DUE TO (A) THE OTHER PARTY'S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, OR (B) THIRD PARTY CLAIMS. BY THEIR INITIALING THIS SECTION 2.04 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY

COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

Buyer's Initials: ____________

Seller's Initials: ___________

     2.05 Escrow Provisions. Escrow Agent hereby acknowledges receipt by Escrow Agent of the Deposit paid by Buyer to be held and applied in strict accordance with the terms of this Agreement. Escrow Agent agrees to hold, keep and deliver the Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrow Agent from either Buyer or any Seller (the "Notifying Party") of any notice or request (the "Escrow Demand") to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other parties (the "Notified Parties"). If within five (5) business days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from any Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from any Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further, Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate.

     Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys' fees, that said Escrow Agent may incur in its compliance of the terms of this Agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

                                    SECTION 3

                                   THE CLOSING

As set forth in this Section, there shall be two Closing Dates. On one Closing Date, the simultaneous Closings for all Properties other than the Glenwood Gardens (SNF) Property shall occur; on the other Closing Date, the Closing for the Glenwood Gardens (SNF) Property shall occur. There shall also be a Second Tarzana Closing for the Tarzana Property. References in this Agreement to Closing and the Closing Date shall mean the applicable Closing and Closing Date of the applicable Property as contemplated by this Section 3.

Except as otherwise provided in this Agreement, the delivery of all documents necessary for the Closing for all Properties other than the Glenwood Gardens
(SNF) Property shall take place at a pre-closing (at which time all such documents will be placed into escrow) in the offices of Escrow Agent or such other place as Seller and Buyer shall mutually agree, on March 28, 2006, and the payment of the Purchase Price and the Closing for such Properties (i.e., the release of the documents from escrow and payment of the Purchase Price therefor (after giving effect to adjustments and prorations) to Seller) shall take place in the offices of Escrow Agent or such other place as Seller and Buyer shall mutually agree at 10:00 a.m. local time on March 29, 2006 (the "Closing Date" for such Properties) or such earlier date or place as the applicable Buyer and Seller shall mutually agree in writing. The Closing for the Glenwood Gardens
(SNF) Property shall take place in the offices of the Escrow Agent or such other place as Seller and Buyer shall mutually agree, at 10:00 a.m. local time on the date specified in Section 8.07, and such date shall be the "Closing Date" for the Glenwood Gardens (SNF) Property for all purposes in this Agreement. It is acknowledged that the Closing Date may be extended for (i) all of the Properties other than the Glenwood Gardens (SNF) Property, but not less than all of such Properties, or (ii) the Glenwood Gardens (SNF) Property, as applicable, pursuant only to the express provisions of other Sections of this Agreement. Notwithstanding any provision in this Agreement to the contrary, Closing will occur simultaneously for all Properties other than the Glenwood Gardens (SNF) Property (with the Second Tarzana Closing occurring after the Closing for Tarzana). The Closings shall be conducted through escrows administered by Escrow Agent. It is agreed that time is of the essence of this Agreement. The Closing and Closing Date shall have occurred with respect to each Property when the Deed therefor has been delivered to Buyer and the Purchase Price therefor has been delivered to Seller, except that with respect to the Tarzana Property there shall be two (2) "closings." The Closing and Closing Date with respect to the Tarzana Property shall have occurred when the operative documents putting in place the Tarzana Interim Structure (as defined below) have been delivered to Buyer and the loan provided therein funded by Buyer to Seller; and the second "closing" and "closing date" with respect to the Tarzana Property (the "Second Tarzana Closing") shall occur when the Deed and other Section 11 deliverables therefor have been delivered to Buyer and the Purchase Price has been paid in accordance with the Tarzana Interim Structure documents. The Second Tarzana Closing shall occur on or before June 30, 2007, in accordance with the terms of this Agreement and the documents implementing the Tarzana Interim Structure, and such Second Tarzana Closing shall be subject only to Seller's delivering title to the Tarzana Property in accordance with Section 1.02 hereof and the TPA Approval (as defined below) having been obtained; or if the TPA Approval has not been obtained by June 1, 2007, the Second Tarzana Closing shall occur on June 1, 2007, Buyer shall pay to Seller the Purchase Price in accordance with the Tarzana Interim Structure documents, and Seller shall prepay the Assumed Loan out of such Purchase Price paid by Buyer and convey the Tarzana Property in accordance with the provisions of this Agreement and the Tarzana Interim Structure documents, so as to permit the Title Company to issue its owner's policy of title insurance in accordance with Section 1.02 hereof, without exception for the Deed of Trust with Assignment of Rents securing the Assumed Loan or other instruments recorded in connection with the Assumed Loan. The Purchase Price payable to Seller upon such conveyance shall be an amount equal to the sum of (i) a cash payment in the amount of the then current principal amount of the Assumed Loan to be pre-paid by Seller (plus any accrued but unpaid interest to the extent not paid by Buyer under the Tarzana Interim Structure documents, and specifically excluding the prepayment premium due on account of such prepayment, it being the parties' understanding that Seller shall bear the cost of such prepayment premium), less the amount of any accrued and unpaid interest payable by Seller or its affiliates under the loan made by Buyer or its affiliates under the Tarzana Interim Structure, plus (ii) the cancellation of the principal amount of the loan made by Buyer or its affiliate to Seller or its affiliate at the Closing pursuant to the Tarzana Interim Structure (including the cancellation of the promissory note and any other instruments given by Seller or its affiliate evidencing such loan). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Closing shall not occur for any of the Pacific Gardens Properties unless and until the Tarzana Interim Structure is approved by HUD and GMAC (it being agreed that failure by HUD and GMAC to object to the interim loan component of the Tarzana Interim Structure shall be deemed approval by HUD and GMAC); and if HUD or GMAC expressly disapproves the Tarzana Interim Structure, this Agreement shall terminate with respect to all Pacific Gardens Properties and the portion of the Deposit allocated thereto shall be returned to Buyer.

                                    SECTION 4

                               SELLER'S DELIVERIES

     Prior to the Effective Date, Buyer had been furnished with some and has had limited access to, and from and after the Effective Date each Seller shall furnish or make available (either at the Property or at Managers' or Sellers' offices) to Buyer with respect to its Property, as specified below, the following:

     4.01 Leases. Seller has provided Buyer with access at the applicable Property to the originals of all leases, residency agreements and related lease files.

     4.02 Taxes. A copy of 2003, 2004 and 2005 (if available) real estate and personal property tax statements for the Property.

     4.03 Current Rent Roll. A list of the current rents now being collected on each of the units in the Improvements which includes: unit number, unit type, tenant name, commencement and termination dates, rent, community fees and security deposits.

     4.04 Service and Other Contracts. Copies of all service, maintenance and supply contracts and equipment leases (including vehicle leases) affecting the use, ownership, maintenance and/or operation of the Property.

     4.05 Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

     4.06 Environmental Reports. Copies of all environmental reports in Seller's possession since the date of Seller's acquisition of the Property.

     4.07 Operating Statements. Copies of the operating statements (unaudited) for the Property for 2004 and 2005 year to date.

     4.08 Commission Agreements. Copies of all leasing commission agreements for which commissions may be due after Closing.

     4.09 Loan Documents. The note, mortgage, assignments and guaranties in the Seller's possession for the Assumed Loan and all Pay-Off Loans (as defined in Section 8.08), such loans being all of outstanding loans for which Seller has loan documents in its possession or control.

     4.10 Property Related Materials. Copies of all prior soils, structural and engineering reports for the Properties, unrecorded parking and common areas maintenance agreements, certificates of occupancy, zoning information, variances and conditional use permits, licenses, licensing surveys, and correspondence with applicable licensing agencies; all to the extent in Seller's possession.

     4.11 Disclaimer. Except as expressly set forth in Section 5, Seller does not represent or warrant the accuracy or completeness of any materials, or of the contents thereof, provided to Buyer.

                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each Seller represents and warrants to Buyer as follows with respect to itself and its Property only:

     5.01 Ability to Perform. Seller is a limited partnership or limited liability company as indicated on Schedule 1.0, which has been duly organized and is validly existing under the laws of the state indicated on Schedule 1.0. Seller has the full legal right and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The person signing this Agreement on behalf of Seller is authorized to do so. Seller has obtained any required corporate, partnership or limited liability company approval required for the consummation of the transaction contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the effect of laws relating generally to creditors' rights and the availability of equitable remedies.

     5.02 Absence of Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the material terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or the assets of the Seller pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which the Seller or any affiliate of the Seller may be a party or by which it or they or any of its or their properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency; in all cases, other than with respect to any mortgage loans which by their terms may not be pre-payable.

     5.03 Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the ("Orders"). Neither the Seller nor any of its affiliates
(A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. The foregoing representation shall not apply with respect to the beneficiaries of any pension plan participating in a Seller.

     5.04 Leases. As of the Effective Date, there are no residency agreements, leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Property or that otherwise give rights with regard to use of any portion of the Property other than the residency agreements (the "Residency Agreements") and the commercial leases ("Commercial Leases") described in Schedule C attached hereto (the "Rent Roll"). The Residency Agreements and the Commercial Leases are collectively referred to as the "Leases." The Rent Roll is true, accurate and complete in all material respects as of the Effective Date (or if earlier, the date printed thereon). Except as otherwise specifically set forth in the Rent Roll or elsewhere in this
Agreement:

          (a) the Leases are in full force and effect and none of them has been modified, amended or extended in any material respect except in the ordinary course of Seller's business and consistent with its past practices, and to Seller's knowledge, Seller has performed all its material obligations thereunder required to be performed as of the Effective Date;

          (b) Seller has neither sent written notice to any tenant of the Property under a Commercial Lease, nor received any written notice from any such tenant, claiming that such tenant, or Seller, as the case may be, is in default, which default remains uncured;

          (c) there are no community fees, entrance fees or other fees, or security deposits or other deposits under any Leases, and there are no tenant or resident delinquencies more than thirty days old in the payment of rent or other payment obligations under the Leases as of the date of the Rent Roll, other than those set forth in the Rent Roll; and

          (d) no leasing commission shall be due under Seller's commission or bonus agreements for any period subsequent to the Closing other than for tenants who have executed a Lease prior to Closing but on account of which the commission is not due until after Closing, which commissions will be paid by Seller; Buyer acknowledges that if it elects to continue Seller's commission or bonus programs, it may owe commissions for lease extensions, expansions or renewals of existing Leases.

     5.05 Service and Other Contracts. Schedule D attached hereto lists all service, maintenance and supply contracts (collectively, the "Service Contracts") and equipment leases (including vehicle leases) (collectively, the "Equipment Leases") affecting the operation of the Property. Seller is not in material default under any Service Contracts or Equipment Leases. At least fifteen (15) days prior to the Closing, Buyer will notify Seller in writing which Service Contracts it elects to have terminated, and Seller shall terminate such Service Contracts at Seller's sole cost and expense; provided, however, if Buyer fails to give any such notice of termination to Seller at least 35 days prior to Closing and such Service Contract(s) to be terminated require a 30-day advanced notice of termination, then such termination may be delayed for such 30-day notice period (and Buyer shall honor such contracts) provided that Seller gives prompt notice of termination upon receiving notice of termination pursuant to this Section 5.05 from Buyer. All Service Contracts for which Seller does not receive such a notice (or which Buyer is required to honor as aforesaid) shall be referred to as the "Assumed Service Contracts."

     5.06 No Actions. Except as set forth on Schedule E attached hereto, and except for tenant collection actions, if any, and tort claims, if any, which are fully covered by insurance, there are no pending, or to Seller's knowledge, threatened material legal actions or proceedings against or relating to Seller or the ownership or operation of the Property whether or not such pending or threatened actions or proceedings are covered by insurance.

     5.07 No Violation Notice. Except as set forth in Schedule X, Seller has not received written notice:

          (a) from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law, including, without limitation, applicable health care licensure laws, in respect of the Property or any part thereof, which has not been corrected; or

          (b) concerning the possible or anticipated condemnation of any part of the Property, or the widening, change of grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Property or any part thereof.

     5.08 [Intentionally Deleted].

     5.09 Operating Statements. The operating statements for each Property provided to Buyer by Seller for the calendar years ended December 31, 2003 and December 31, 2004, and for the eleven-month period ended November 30, 2005, are the operating statements maintained and used in the ordinary course of Seller's business. To Seller's knowledge the operating statements fairly present, in all material respects, the results of operations of such Property and, except for the statements for Foundation House (Federal Way, Washington) and Glenwood Gardens (IL/AZ/SNF) (Bakersfield, California), have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). With respect to the statements for Foundation House (Federal Way, Washington) and Glenwood Gardens (IL/AZ/SNF) (Bakersfield, California), the method of accounting on which such financial statements have been prepared, including the manner in which such operating statements do not conform to GAAP, is set forth on Schedule E-1. Except as set forth above Seller does not represent or warrant the accuracy or completeness of the operating statements.

     5.10 Vehicles and Equipment; Personal Property. Attached hereto as Schedule P is a list of all vehicles owned or leased by Seller in connection with the operation of the Property. The vehicles are not subject to any liens or encumbrances except as set forth on Schedule P. Except for proprietary software owned by Seller's existing Manager, Seller or its Manager owns and has good title to all Personal Property, free and clear of any liens and encumbrances, except for the Assumed Loan, the Pay-Off Loans, the Permitted Exceptions and the liens and encumbrances set forth in Schedule P.

     5.11 Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

     5.12 Medicare; Medicaid; Third Party Payor Programs.

          (a) Except as set forth on the Rent Roll attached hereto as Schedule F-1, no portion of the income from the Property is attributable to Medicare, Medicaid or any other public third party payor program. Except as set forth on Schedule F-2, during the period which Seller owned the Property:

               (i) if any Property has received Medicare or Medicaid reimbursement, it is eligible to receive payment without restriction under either Title XVIII ("Medicare") or Title XIX ("Medicaid") of the Social Security Act, or both, and is a "provider" with valid and current provider agreements and with one or more provider numbers with the federal Medicare and/or all applicable state Medicaid and successor programs. For purposes of this provision, Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above, are referred to as "Government Programs."

               (ii) if any Property has received payments under CHAMPUS or TRICARE, it did so on a co-insurance basis and did not have separate provider agreements or provider numbers with CHAMPUS and/or TRICARE.

               (iii) if any Property participated or participates in Government Programs, the Property is in compliance with the conditions of participation, to the extent applicable, of the Government Programs in which it participated or participates, in all material respects.

               (iv) Seller currently holds such material, necessary licenses, agreements and certificates pertaining to Medicare and/or Medicaid provider agreements entered into with the state or commonwealth in which the Property is located, the United States, and/or any municipality or other Governmental Authority body that authorizes Seller to conduct its business at the Property as presently operated.

          (b) Except as set forth on Schedule F-3, all material cost reports of Seller and the Property for the Government Programs which are required to be filed prior to the Effective Date during the last three years, have been timely and properly filed and are complete and accurate in all material respects, and Seller and the Property have received no notice of material outstanding overpayments, set offs or adjustments to any Government Programs.

          (c) Except as set forth on Schedule F-4 attached hereto, there is no outstanding material litigation, filed claim or proceeding, or to Seller's knowledge investigation, currently pending against Seller or relating to the Property for any violation or alleged violation of, and Seller has received no written notice, and Seller has no knowledge, of any threat of any material suit, action, claim, investigation, agency review or other proceeding pursuant to or involving a violation or alleged violation of, (i) the False Claims Act, 31 U.S.C. Sections 3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C
Section 1320a-7a, (iii) federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including but not limited to 42 U.S.C. Section 1395nn, (v) regulations promulgated pursuant to any of the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud or governing or regulating health care providers (to the extent compliance therewith is required for reimbursement under Medicare and Medicaid), or governing or regulating medical billing or reimbursement, including all applicable Medicare and Medicaid statutes and regulations (collectively the "Medicare/Medicaid Laws").

          (d) Seller has timely filed all material forms, applications, reports, statements, data and other information required to be filed with federal, state or local entities under federal or state laws or regulations in connection with the Medicare and Medicaid laws.

          (e) All billing practices of Seller with respect to the Property are in material compliance with all applicable laws and regulations of such Government Programs. Except as set forth on Schedule C-1, to the best of Seller's knowledge, Seller has not billed or received any payment or reimbursement in excess of amounts permitted by applicable law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction.

          (f) The Glenwood Gardens (SNF) (Bakersfield, CA) Facility has 120 licensed skilled nursing beds and billing to the Government Programs has been consistent with these certification designations.

          (g) There currently are no outstanding bed taxes or other fees owing to state licensing authorities or any of the Government Programs, if applicable, due to an exemption based on the Facility being part of a continuing care retirement community and being included in the state's Multi-Level Facility list, as set forth in that certain letter dated August 5, 2005 from Kellogg & Anderson Accountants to Glenwood Gardens, a copy of which has been provided to Buyer. Seller makes no representation or warranty as to whether Buyer will be eligible for such exemption.

          (h) To the best of Seller's knowledge, there are no outstanding Life Safety Code deficiencies or waivers of deficiencies for any of the Properties, if applicable.

     The representations and warranties in this Section 5.12 apply only to Sellers and Properties with such income attributable to Medicare, Medicaid or any other public third party payor program.

     5.13 Title to Personal Property. Seller or Manager has good and marketable title to the Personal Property free and clear of all liens and encumbrances, other than the Equipment Leases, the Assumed Loan, the Payoff Loans and the Permitted Exceptions and the liens and encumbrances set forth on Schedule P.

     5.14 Environmental Matters. Except as set forth on Schedule Q and in any environmental reports listed on Schedule Q or prepared by or at the request of
Buyer:

          (a) To Seller's knowledge, each Property has been operated in material compliance with all applicable Hazardous Materials Laws (as defined in Section 8.04) during the period of Seller's ownership thereof.

          (b) Seller has not received any written notice or citation from a governmental agency for noncompliance with respect to any Hazardous Materials Laws relating to the Property.

          (c) To Seller's knowledge, no Hazardous Material has been during the period of Seller's ownership of the applicable Property generated, stored, transported, utilized, disposed of, managed, treated, released or located on or from the Property (whether or not in reportable quantities) in material violation of Hazardous Materials Laws.

          (d) To Seller's knowledge, there are no underground storage tanks on the Property.

     5.15 Permits and Licensure Requirements. Schedule R identifies all existing material governmental permits required for the operation of the Property as currently operated (the "Permits"), and such Permits constitute all of the material permits currently necessary for the operation of the Property as currently operated in accordance with applicable laws, including, but not limited to, the assisted living license, if applicable, skilled nursing facility license, if applicable, and the food and beverage licenses required to sell and serve food and liquor (if applicable) at the Property. Seller has not received a written notice from a governmental agency of a violation of any Permit which has not been heretofore corrected, and all Permits are currently in full force and effect. Seller has not received written notice from a governmental agency that any such Permits will not be renewed upon expiration, or that any material conditions will be imposed in order to receive any such renewal. To Seller's knowledge, no Permits have been revoked or suspended in the last three (3) years, except as set forth in Schedule X. No Permit is currently revoked or suspended.

     5.16 Inventory. The quantities of Inventory in each Property are consistent with the standards of operation heretofore maintained by Seller and comply with any minimum quantity requirements of applicable law.

     5.17 Commissions. Except as may be disclosed in Schedule L, there are no commissions or referral fees relating to the Property currently due and outstanding.

     5.18 Labor Disputes; Employees. During the three (3) years preceding the Effective Date, neither Seller nor any Property has experienced any labor disputes or labor trouble which have had a material adverse effect on the operations of the Property. Schedule AA is a complete list of all employees employed at each Property with their salaries or hourly pay rates, positions and terms of employment; and (i) except as set forth on Schedule AA, Seller is not a party to any employment contract and no union is presently serving as collective bargaining agent for any employees; (ii) except for Service Contracts, neither Seller nor any Manager has entered into any oral or written agreements which would bind or obligate Buyer to engage the services of any person as an employee or an independent contractor relating to the Property; (iii) to the best of Seller's knowledge, no union presently is conducting, and Seller has not received notice that any union is planning to conduct, an organizational campaign for any employees at the Property; (iv) Seller has not received written notice of any attempts within the past three (3) years by any employees to initiate any collective bargaining agreements with respect to the Property; (v) there has been no event within the past three (3) years that has caused or required Seller to issue a notice under the Worker Adjustment and Retraining Notification Act or any similar law with respect to the employees; and (vi) there is no pension, profit sharing bonus, or other employee benefit plan relating to current or past employees which would be binding on Buyer. Except as noted in Schedule AA, there are no outstanding lawsuits, claims filed with the EEOC or comparable state agencies, or claims filed with the National Labor Relations Board filed by any past or present employees against Seller alleging discrimination or unfair treatment of employees.

     5.19 Compliance with Laws. Except as disclosed on Schedule G-1 or as known to Buyer (such concept as defined in Section 5.22), the operation of each Property constituting a Facility (as defined in Section 8.07) is in material compliance with applicable laws and regulations (including, without limitation, all applicable health care license laws and regulations), the failure to comply with which would have a material adverse effect on the value, ownership or operation of such Property.

     5.20 Materials Provided. Except as known to Buyer (such concept as defined in Section 5.22), to Seller's knowledge the written materials provided to Buyer are true, accurate and complete in all material respects.

     5.21 ERISA. Seller is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in
Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "Plan"). The assets of the Seller do not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor ("DOL") Regulation Section 2510.3-101. If Seller is a "governmental plan" as defined in Section 3(32) of ERISA, neither this Agreement nor the closing of the sale of the Property will constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans. Seller is acting on its own behalf and not on account of or for the benefit of any Plan. Seller is not a party in interest as defined in Section 3(14) of ERISA to a Plan, other than a plan maintained by Seller for the benefit of its employees.

     5.22 Knowledge; Notice of Breach; Closing Certificate; Certain Cure Rights. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase "to Seller's knowledge" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Anthony C. Crooks, following due inquiry of the applicable Manager that manages the Property, without any obligation on his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. For the avoidance of doubt, it is expressly understood and agreed that Anthony C. Crooks will have no liability under this Agreement on account of the representations and warranties set forth herein or otherwise.

     As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Buyer to Seller, the phrase "known to Buyer" or any similar phrase shall mean (i) the actual, not constructive or imputed, knowledge of Paul Froning, Geri Krupp-Gordon or Mike Rusch as of the Effective Date of facts that any such individual knows constitutes a breach by Seller of any of Seller's representations or warranties contained in this Agreement (and Buyer represents that each of such individuals have read and understand the provisions of this Agreement, including Section 5 hereof, and in any event such individuals will be deemed to have read and understood the same) and (ii) such matters as are disclosed to Buyer in all written environmental and property condition (including engineering) reports commissioned by Buyer (or commissioned by Health Care Property Investors, Inc. and actually received by Buyer) from third parties in connection with this transaction. Buyer certifies to Seller that a complete list of said reports is attached hereto as Schedule U-2.

     The parties agree and acknowledge that Buyer has no affirmative obligation to undertake any investigation with respect to the Properties or as to any other matter, and it shall not be a defense to any claim by Buyer hereunder that Buyer failed to discover any particular fact or circumstances or failed to undertake any particular investigation or inquiry.

     Buyer and Seller each agree to inform the other promptly in writing if it discovers that any representation or warranty of any Seller is inaccurate in any material respect, or if it believes that any Seller has failed to deliver or make available to Buyer any document or material which it is obligated to deliver or make available hereunder.

     At the Closing with respect to its Property, each Seller shall deliver to Buyer a certificate (each, a "Seller's Representation Certificate") certifying that all representations and warranties of such Seller in this Agreement remain true and correct as of the applicable Closing Date in all material respects and all of the representations and warranties contained herein shall be deemed remade by Seller effective as of the applicable Closing Date; provided, however, that to the extent that changes in facts or circumstances after the Effective Date have occurred, the applicable Seller shall promptly deliver written notice to Buyer of such facts or circumstances after becoming aware of same (but in no event later than the Closing Date). A Seller's Representation Certificate may be revised at Closing to make exception or qualification with respect to such matters as may be necessary for such representations and warranties to remain true in all material respects, provided that Buyer's agreement to allow such amendment of a Seller's Representation Certificate shall not affect or indicate any waiver of any condition to Closing set forth in this Agreement.

     If Buyer notifies any Seller prior to Closing that any representation or warranty made by such Seller in Section 5 is not true and correct in any material (as defined below) respect in a manner not known to Buyer prior to the Effective Date or any Seller fails, for any reason, to deliver a Seller's Representation Certificate at Closing without any material change, except as to changes which are expressly permitted pursuant to Section 10 hereof or to account for matters known to Buyer prior to the Effective Date, and Buyer does not elect to waive any such representation or warranty and close the transaction without any reduction in the Purchase Price, then Seller may elect to delay Closing and the Closing Date for, as applicable, (i) all Properties other than the Glenwood Gardens (SNF) Property, but not less than all such Properties, or
(ii) the Glenwood Gardens (SNF) Property, for up to ten (10) days to provide Seller with the opportunity to cure such material inaccuracy or change in the representation or warranty. If Seller does not make such an election on or prior to the otherwise scheduled Closing Date, or makes such election and then fails to so cure such material inaccuracy or change, then this Agreement will terminate with respect to all Properties for which Closing has not previously occurred and the Deposit for the terminated Properties will be returned to Buyer. With respect to each Seller and the Property owned by such Seller, any changes or inaccuracies in the representations and warranties of such Seller will not be considered "material" if they do not result in damages in excess of $100,000, on a per Property basis, or with respect to each Seller Group and the Properties owned by such Seller Group in excess of $150,000.00 in the aggregate.

     If subsequent to a Closing Buyer notifies the applicable Seller within nine
(9) months after the Closing for such Seller's Property that Buyer discovered post-Closing that any representation or warranty made by such Seller was not true and correct in any material respect in a manner not known to Buyer before the Effective Date, and specifying the breach with particularity, subject to the limitations set forth in Section 18.02, Buyer shall have available all remedies against the breaching Seller only at law or in equity as a consequence thereof. If Buyer does not notify a Seller of the breach of any of its representations and warranties within nine (9) months after the Closing on its Property and institute a lawsuit therefor in a court of competent jurisdiction within three (3) months after such notice to a Seller, Buyer shall be deemed to have waived all of its rights to claim and sue for any breach by such Seller of any of its representations and warranties.

                                    SECTION 6

                                    NOT USED

                                    SECTION 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller as follows:

     7.01 Ability to Perform. Buyer is a corporation which has been duly organized and is validly existing under the laws of the State of Delaware. Buyer has the full legal right and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The person signing this Agreement on behalf of Buyer is authorized to do so. Buyer has obtained all corporate approvals required for the consummation of the transaction contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the effect of laws relating generally to creditors' rights and the availability of equitable remedies.

     7.02 Patriot Act. Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC, and in any other Orders. Neither Buyer nor any of its affiliates (A) is listed on any Lists, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

     7.03 Absence of Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the material terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Buyer pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which Buyer or any affiliate of Buyer may be a party or by which it or they or any of its or their properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

     7.04 ERISA. Buyer is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in
Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "Plan"). The assets of Buyer do not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor ("DOL") Regulation Section 2510.3-101. If Buyer is a "governmental plan" as defined in Section 3(32) of ERISA, neither this Agreement nor the closing of the sale of the Property will constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans. Buyer is acting on its own behalf and not on account of or for the benefit of any Plan. Buyer is not a party in interest as defined in Section 3(14) of ERISA to a Plan, other than a plan maintained by Buyer for the benefit of its employees.

     7.05 Survival. The representations and warranties made in this Section 7 shall be deemed remade at and as of the Closing for the subject Property, and shall survive Closing for nine (9) months thereafter. If a Seller does not notify Buyer of the breach of any of its representations and warranties within nine (9) months after the applicable Closing and institute a lawsuit therefor in a court of competent jurisdiction within three (3) months after such notice to Buyer, the Seller shall be deemed to have waived all of its rights to claim and sue for any breach by Buyer of any of its representations and warranties.

                                    SECTION 8

                 ACCESS; PURCHASE "AS IS"; THIRD PARTY APPROVALS

     8.01 Access. Prior to Closing, Buyer, its agents and representatives, shall be entitled to enter upon the Property (as coordinated through each Seller's property manager), including all leased areas, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller's property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as Seller may reasonably require (provided Buyer will not be deemed to be in default hereunder for failing to provide such evidence prior to the Effective Date hereof). Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with any Seller's operations at any Property or unreasonably disturb or interfere with any tenant's rights or occupancy at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants' premises, pursuant to tenants' rights under the Leases or otherwise. Without limiting the foregoing, Buyer will not enter any individual units, or contact any tenants of the property, without first obtaining the express consent of the applicable Seller. If Buyer wishes to engage in any testing which will damage or disturb any portion of any Property, Buyer shall obtain the applicable Seller's prior consent thereto, which may be refused or conditioned in Seller's sole discretion. Without limiting the generality of the foregoing, Seller's written approval (which, notwithstanding the foregoing, may be granted, withheld or conditioned in Seller's sole discretion) shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer's environmental due diligence. Buyer shall repair any damage to any Property caused by any such tests or investigations, and indemnify Seller from any and all liabilities, claims, costs and expenses resulting from such tests and investigations, including any liens, lien claims and claims and demands for payment; provided that Buyer shall not be liable to Seller for damages resulting from the mere discovery of any conditions, including, without limitation, the presence of Hazardous Materials on a Property, but Buyer shall be liable to Seller for any exacerbation of an existing condition caused by Buyer's investigation or testing. The indemnifications set forth in this Section shall survive Closing or the termination of this Agreement.

     Prior to Closing, the results of all inspections and tests of the Property, including without limitation the contents of any and all reports issued in connection therewith, including any environmental reports, shall not be disclosed by Buyer, its agents or representatives, to any third party without the affected Seller's prior written consent, unless Buyer is legally compelled to make such disclosure under applicable laws. Notwithstanding the foregoing, Buyer may disclose such matters to Buyer's agents, representatives, directors, officers, employees, legal counsel, investors, prospective investors, lenders and prospective lenders and their counsel and advisors (herein collectively called "Related Parties"), who in Buyer's reasonable opinion should know such information for the purpose of evaluating the same for Buyer as a potential purchaser of the Property. Buyer shall request that any Related Parties to whom such documents, items or information are furnished not make the same available or disclose the contents thereof to any person who is not a Related Party.

     8.02 Omitted.

     8.03 Waivers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING (OR AT THE SECOND TARZANA CLOSING) ("TRANSACTION DOCUMENTS"), IT IS UNDERSTOOD AND AGREED THAT NO SELLER NOR ANY SELLER AFFILIATE (AS DEFINED BELOW) IS MAKING NOR HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENTS, BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING (IN THE CASE OF THE TARZANA PROPERTY, UPON CLOSING AND THE SECOND TARZANA CLOSING, AS APPLICABLE) EACH SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT ITS PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS." EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENTS, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND NO SELLER OR SELLER AFFILIATE IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY ANY SELLER, ANY SELLER AFFILIATE (INCLUDING THE MANAGERS OF ANY PROPERTY), OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY

OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS IS", SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 OF THIS AGREEMENT AND ANY SET FORTH IN THE TRANSACTION DOCUMENTS (AND IN EACH CASE THE LIMITATIONS PLACED THEREON).

     BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF ANY SELLER OR ANY SELLER AFFILIATE WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF A SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED EACH SELLER AND EACH SELLER'S AFFILIATED ENTITIES (AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SHAREHOLDERS, EMPLOYEES, MANAGERS (INCLUDING PROPERTY MANAGERS) AND AGENTS (COLLECTIVELY, "SELLER AFFILIATES")) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY SELLER OR ANY SELLER AFFILIATE AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING ANY PROPERTY. THE FOREGOING WAIVER AND RELEASE SHALL NOT EXTEND TO ANY CLAIMS FOR BREACH OF A COVENANT, REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS (BUT ONLY TO THE EXTENT SUCH CLAIMS ARE EXPRESSLY PERMITTED UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND IN ALL CASES SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, AS APPLICABLE).

     THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

     IN CONNECTION WITH THE FOREGOING, BUYER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Buyer's Initials:_____________

     Seller's Initials:_____________

     8.04 Hazardous Materials Waiver. Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold any Seller or Buyer responsible for the presence of, or any loss, cost or damage associated with Hazardous Materials (as hereinafter defined) in, on, above or beneath the Property or emanating therefrom, then Buyer shall, and hereby does, waive any rights it may have against any Seller or any Seller Affiliates in connection therewith including, without limitation, under CERCLA (defined below), and Buyer agrees that it shall not (a) implead any Seller, (b) bring a contribution action or similar action against any Seller, or (c) attempt in any way to hold any Seller responsible with respect to any such matter; provided, however, that nothing herein shall limit or interfere with Buyer's right (A) to pursue a claim against Seller for a breach of a representation and warranty set forth herein, subject to the terms and limitations set forth herein, or (B) to the benefit from any allocation of responsibility among responsible parties or potentially responsible parties resulting from action initiated by parties other than Buyer (including federal and state agencies) provided Buyer does not take any of the actions set forth in (a), (b) or (c) above. The provisions of this
Section 8.04 shall survive the Closing. Nothing in the foregoing sentence shall be deemed a waiver of any claim by Buyer for breach of a representation or warranty expressly set forth in this Agreement or in the Transaction Documents (but only to the extent such claims are expressly permitted under this Agreement or the Transaction Documents, and in all cases subject to the limitations set forth in this Agreement or in the Transaction Documents, as applicable). As used herein, "Hazardous Materials" shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCAS"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act,

42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., similar state laws and regulations adopted thereunder (collectively, "Hazardous Materials Laws"). The provisions of this Section shall survive Closing or any termination of this Agreement.

     8.05 No Financial Representation. Each Seller has provided to Buyer certain unaudited historical financial information regarding its Property relating to certain periods of time in which Seller owned the Property. Seller and Buyer hereby acknowledge that such information has been provided to Buyer at Buyer's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate (except as set forth in Section 5 above) or that Buyer will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Buyer that each Seller's operation of its Property and allocations of revenues or expenses may be different than Buyer may be able to attain. Buyer acknowledges that it is a sophisticated and experienced purchaser of real estate similar to the Property and operator of senior housing facilities and further that Buyer has relied upon its own investigation and inquiry with respect to the operation of the Property.

     8.06 Assistance with Financial Statements. Each Seller, at Buyer's cost and expense, shall, for the period from the Effective Date through the first (1st) anniversary of the Closing (or, with respect to the Tarzana Property, the Second Tarzana Closing) of such Seller's Property, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to all financial and other information within such Seller's or its Manager's possession or reasonable control pertaining to the period of such Seller's ownership and operation of such Property, which information is relevant and reasonably necessary, in the opinion of Buyer's outside, third party accountants (the "Accountants"), to enable Buyer and its Accountants to prepare and audit financial statements (including, without limitation, audited financial statements of the Property for fiscal years 2002, 2003, 2004, and 2005 and comparative unaudited financial statements through Closing (or, with respect to the Tarzana Property, the Second Tarzana Closing) with respect to such Property acquired by Buyer in compliance with any or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"); (b) any other rule issued by the Commission and applicable to Buyer, and (c) any registration statement, report or disclosure statement filed with the Commission by or on behalf of Buyer or any affiliate of Buyer. Buyer shall reimburse Sellers and Manager for those costs and expenses (including the wages and salaries and costs of Manager and Manager's employees but excluding the wages and salaries of Seller's employees) that Seller or Manager incurs in order to comply with the foregoing requirement, but shall not exceed $30,000 in the aggregate for all Sellers' and Managers' costs and expenses. Seller shall be obligated to fund any such costs and expenses in excess of $30,000.

     Seller agrees to cause an executive officer of Seller (or of its Manager) with knowledge concerning the financials affairs of the Property to execute and deliver a representation letter (the "Representation Letter") to Buyer's Accountants with respect to all financial information delivered to Buyer and its Accountants by Seller, in a form and substance substantially similar to what would have been executed and delivered to their auditors had the Seller been preparing audited financial statements for such time periods with respect to the Property.

     8.07 Third Party Approvals.

          (a) General. For each Property, Buyer shall use commercially reasonable efforts to obtain prior to Closing (except the parties acknowledge that the same will not be obtained until after Closing in the case of the Foundation House (Federal Way, WA) and Fairways (Wickliffe, OH) Facilities) all governmental and quasi-governmental waivers, consents, approvals and authorizations required to transfer to Buyer or its designee the operation of the facilities providing independent living for seniors, assisted living for seniors or Alzheimer's/dementia care for seniors or skilled nursing for seniors, as applicable, currently operated on the subject Property (each, a "Facility"), including, without limitation, all licenses and approvals required by governmental agencies charged with regulating or licensing such Facilities and, in the case of the Glenwood Gardens (SNF) Facility, any necessary approval of the assignment of the Provider Numbers for billing Government Programs for residents of such Facility (the "Provider Numbers") (collectively, the "Third Party Approvals"); provided, however, that any penalties or fines (as opposed to capital expenditures) that may be required to be expended to bring any Properties into compliance with applicable requirements and required to be paid to secure the renewal or reissuance of a license or permit shall be the responsibility of Seller. Notwithstanding the foregoing, reference is made to subsection (b) below with respect to payment for certain of such capital expenditure costs. Seller hereby authorizes Buyer to file all required applications for all Third Party Approvals with respect to such Seller's Property. Other than with respect to the Glenwood Gardens SNF Facility, Buyer agrees promptly following the Effective Date to apply for and thereafter to use commercially reasonable efforts to pursue the so-called "Emergency Approval to Operate" ("EAO") procedure for each Facility (other than the Tarzana Facility) located in California. Both Seller and Buyer shall have the right to communicate directly with the Department of Social Services to try to obtain the EAO. The parties acknowledge that it is not the custom of the Department of Social Services to issue a formal approval of the EAO and the same will not be a condition to Closing, provided that the Department of Social Services otherwise communicates its approval of the EAO. Such approval will satisfy the requirement for Third Party Approvals for Facilities located in California (other than with respect to the Tarzana Facility and the Glenwood Gardens SNF Facility).

     At Closing, Buyer and Seller will enter into a sale leaseback transaction pursuant to which the Foundation House (Federal Way, WA) Property will be operated under the applicable Seller's licenses ("Shared Licenses") in a manner that is in compliance with all applicable laws and affords the Buyer the material benefits of ownership and operation of the Property in the manner now conducted by Seller (including, without limitation, the economic benefit and operational control) ("Interim Structure"), which Interim Structure will be documented utilizing documents in the form of the documents attached hereto as Schedule DD (with such changes as the state licensing agencies may require, provided that such changes do not materially alter the allocation of control, liability or economics between the parties). In connection with the Interim
Structure: (i) Buyer agrees to indemnify, defend and hold harmless the Seller and the Seller Affiliates from and against any losses, costs, damages or expenses incurred by Seller or the Seller Affiliates in connection with the Shared Licenses (or violations thereof) to the extent such losses, costs, damages or expenses relate to Buyer's operation of such Facility under such Shared License during any period from and after the Closing, except to the extent the same is caused or contributed to by Seller or Seller Affiliates or arises out of Seller's operation of such Facility prior to Closing, and (ii) Seller agrees to indemnify, defend and hold harmless Buyer from and against any losses, costs, damages or expenses incurred by Buyer in connection with the Shared

Licenses (or violations thereof) to the extent such losses, costs, damages or expenses relate to Seller's operation of such Facility under such Shared License prior to the Closing. The foregoing is not intended to, and will not be construed so as to, expand Seller's liability with respect to the physical condition of the property beyond that set forth by the express provisions of (i)
Section 8.07(b) below or (ii) any representations and warranties set forth in
Section 5 above.

     The parties agree to submit the Interim Structure lease and management agreement for the Washington Facility to the applicable state licensing agency for review and approval prior to Closing, and will make the changes, if any, to such documents required by the agency (provided that such changes do not materially alter the allocation of control, liability or economics between the parties). Both Seller and Buyer shall have the right to communicate directly with the applicable agency to try to obtain such approval or a list of required changes to the Interim Structure lease and management agreement. The parties acknowledge that it is not the custom of such agency to issue a formal approval letter and the same will not be a condition to Closing, provided that such agency otherwise communicates its approval of such Interim Structure lease and management agreement (the "Washington Approval").

     If with respect to any Property (other than the Wickliffe, Ohio Property, the Glenwood Gardens (SNF) Property and the Foundation House (Federal Way, WA) Property) the necessary Third Party Approvals have not been obtained for the transfer to Buyer or its designee of the operation of the Facility as currently operated on the subject Property on or before the scheduled Closing Date or the Washington Approval has not been obtained before the scheduled Closing Date, then the Closing Date shall be extended for all, but not less than all, of the Properties other than the Glenwood Gardens (SNF) Property for up to sixty (60) days. In such case, (i) the parties will close on all of the Properties other than the Glenwood Gardens (SNF) Property when the last of the Third-Party Approvals and Washington Approval are obtained with respect thereto (assuming all of the other conditions referenced in clause (ii) below are satisfied or waived by Buyer), (ii) consummation of the delayed Closings for all such Properties will be subject only to obtaining the applicable Third-Party Approvals and Washington Approval for such Properties, there having been no material adverse change to the Properties, taken as a group, and all other conditions specified in this Agreement for the Closing of the Properties having been satisfied, (iii) if such conditions are not satisfied or waived by Buyer upon the expiration of such 60-day period, either party may terminate this Agreement by notice to the other, whereupon the Deposit shall be returned to Buyer and (iv) the parties will reasonably cooperate to schedule the delayed Closing date for all the applicable Properties as specified by Buyer up to fourteen (14) days after the satisfaction of such conditions (which the parties acknowledge may result in the Closing Date being extended to a date not later than June 15, 2006).

     The Closing Date for the Glenwood Gardens (SNF) Property will be the tenth
(10th) business day after the Third Party Approval for such Property is obtained, provided that if such Third Party Approval has not been obtained on or prior to the date which is eighteen (18) months following the date hereof, either Buyer or Seller may terminate this Agreement with respect to all Properties for which Closing has not occurred by notice to the other. The Closing for the Glenwood Gardens (SNF) Property will be upon the conditions set forth in this Agreement and upon the further condition that: (i) if the annualized NOI (as defined below) for the Glenwood

Gardens (SNF) Property based on the three (3) calendar months prior to the Closing Date for such Property (i.e., four times such three month NOI) is less than $1,360,000 (the "Floor NOI"), Buyer may terminate this Agreement with respect to all Properties for which Closing has not occurred by notice given to Seller on or before the Closing Date for the Glenwood Gardens (SNF) Property, and (ii) if the annualized NOI for the Glenwood Gardens (SNF) Property for the three (3) calendar months prior to the Closing Date for such Property (i.e. four times such three month NOI) is less than $1,600,000 (the "Base NOI"), but equal to or greater than the Floor NOI, then Buyer shall not have the right to terminate this Agreement on account thereof and Seller shall give Buyer a credit at Closing for the Glenwood Gardens (SNF) Property in an amount equal to the amount by which the Base NOI, exceeds the annualized NOI for the three (3) calendar months prior to Closing for the Glenwood Gardens (SNF) Property. NOI shall mean all revenue of the Glenwood Gardens (SNF) Property minus all expenses of the Property, prior to payment of any management fee, and excluding all non-cash items such as depreciation and amortization, and further excluding all extraordinary items of revenue and expense, determined in accordance with the accounting methodology set forth on Schedule E-1 applied in a manner consistent with past practice. For purposes of clarification as to the methodology of calculating NOI, it is understood that the items of revenue and expense to be used in the calculation are the line items of revenue and expense on the attached statement at Schedule HH, but excluding the management fee line item. For new Residency Agreements with its residents, the Seller and Manager of the Glenwood Gardens (SNF) will continue to use their current form of Residency Agreement, without material modification (provided it is understood that modifications consistent with industry standard may be made). Provided Seller and Manager comply with the foregoing Residency Agreement requirement, the parties confirm for the avoidance of doubt that the Closing for the Glenwood Gardens (SNF) Property shall not be conditioned upon there not having been a change in the Rent Roll for the Glenwood Gardens (SNF) Property and Seller shall have no liability to Buyer for a change in the Rent Roll for such Property.

     Notwithstanding any provision contained herein to the contrary, Buyer's obligation to close the transactions contemplated by this Agreement will not be conditioned upon Buyer obtaining any Third Party Approvals for the Fairways (Wickliffe, Ohio) Facility. The Parties acknowledge that such Third Party Approvals will not be obtained until after Closing. Nevertheless, promptly following the Effective Date, Buyer will submit an application for such Third Party Approvals for such Facility to the Ohio Department of Health and will employ commercially reasonable efforts to pursue the same so that they may be obtained following Closing without delay. At Closing, Seller, or Seller's Manager, as applicable, will submit to the Ohio Department of Health a so-called Change of Operator Consent Form, in the form attached hereto as Schedule U. The Parties acknowledge that Buyer may be deemed to be operating the Ohio Facility under Seller's Residential Care Facility License from the Ohio Department of Health during the period between Closing and the issuance of a Residential Care Facility License by the Ohio Department of Health to Buyer (the "Interim Ohio Period"). The Parties anticipate that the Interim Ohio Period will be about 30 days, but may be longer or shorter. Regardless of whether the Interim Ohio Period is longer or shorter than 30 days, Buyer will indemnify, defend and hold Seller and the Seller Affiliates harmless from and against any violations, losses, costs, damages or expenses incurred by Seller or the Seller Affiliates in connection with the Seller's licenses which Buyer is operating under, including the Residential Care Facility License, as affected by the Change of Operator Consent Form (or violations thereof), to the extent such violations, losses, costs, damages or expenses (or license violations) relate to Buyer's operation of such Facility during any period from and after Closing, except to the extent the same is caused or contributed to by Seller or Seller Affiliates or arises out of Seller's operation of such Facility prior to Closing; and Seller will indemnify, defend and hold harmless Buyer from and against any violations, losses, costs, damages or expenses incurred by Buyer in connection with Seller's licenses which Buyer is operating under, including the Residential Care Facility License, as affected by the Change of Operator Consent Form (or violations thereof), to the extent such violations, losses, costs, damages or expenses (or license violations) relate to Seller's operation of such Facility during any period prior to Closing. The foregoing is not intended to, and will not be construed so as to, expand Seller's liability with respect to the physical condition of the Property beyond that set forth by the express provisions of (i) Section 8.07(b) below or (ii) any representations and warranties set forth in Section 5 above.

     Seller agrees to use commercially reasonable efforts to cooperate with Buyer, at Seller's cost and expense, in connection with Buyer's obligation to seek to obtain the Third-Party Approvals, including, without limitation, assigning the Provider Numbers pursuant to Section 11.01(p) and providing information to Buyer on a timely basis to facilitate Buyer's preparation of licensing applications and submissions. Seller shall cooperate (and if applicable shall cause its Manager to cooperate and comply) with the implementation of the Interim Structure through Closing and comply with the lease and management agreements implementing such Interim Structures following Closing, for no additional compensation until such time as such Third Party Approvals are obtained. Without limiting the foregoing, promptly following the Effective Date Seller shall deliver to Buyer the documents and/or information set forth on Schedule S-1 attached hereto (the "Required Licensure Information"), to the extent not previously delivered to Buyer.

     Promptly following the Effective Date, each Seller of an assisted living or senior care licensed Property located in California shall provide a letter in the form of Schedule S-2 to each resident of the Property (or their responsible party), a letter in the form of Schedule S-3 to each person employed at the Property, and a letter notifying the California Department of Social Service of the impending transaction. Each such Seller shall provide to Buyer an executed sample of each such letter for inclusion in Buyer's applications for the Third-Party Approvals for the Properties. Buyer shall also execute each such letter in the form of Schedule S-2 and S-3 promptly following the Effective Date and prior to delivery to the residents and employees.

     Subject to the provisions of Section 8.07(b), Buyer shall pay all fees and costs (including, without limitation, application, processing and review fees, assumption fees, issuance fees and attorneys' fees and costs) charged or incurred in connection with obtaining (and applying for) the Third Party Approvals, as and when the same are due, whether or not the Third Party Approvals are obtained or Closing or the Second Tarzana Closing occurs, provided that Buyer shall not be required to pay any penalties or fees on account of operations during the period prior to Closing.

          (b) Capital Expenditures. Notwithstanding the anything to the contrary in this Agreement, (1) at the simultaneous Closing for all Properties other than the Glenwood Gardens (SNF) Property, the applicable Sellers shall deposit in escrow with Title Company out of the Purchase Price for such Properties the aggregate total sum of $900,000 for all Sellers of such Properties combined (the "Primary Cap Ex Holdback Amount") pursuant to a form of escrow holdback agreement to be reasonably agreed upon by Seller and Buyer prior to the Closing (the

"Cap Ex Escrow Holdback Agreement"), and (2) at the Closing for the Glenwood Gardens (SNF) Property, the Seller thereof shall deposit in escrow with the Title Company out of the Purchase Price for such Property the aggregate total sum of $100,000 (the "SNF Cap Ex Holdback Amount") pursuant the Cap Ex Escrow Holdback Agreement. The funds (including earnings thereon) (the "Cap Ex Escrow Funds") in the escrow account pursuant to the Cap Ex Escrow Holdback Agreement shall be held and disbursed by Title Company as follows:

               (i) Except as set forth on Schedule U-1 attached hereto or otherwise set forth in the environmental and property condition (including engineering) reports obtained by Buyer and listed on Schedule U-2 attached hereto (being all of such reports obtained by Buyer), if any Property is not in compliance with any applicable law or regulation in effect on Closing Date, including any fire, life-safety, building code or other law or regulation governing the use and operation of such Property as an independent living for seniors, assisted living for seniors or Alzheimer's/dementia care or skilled nursing for seniors, to the extent such Property is currently operated for such use (but specifically excluding any requirements imposed by the Americans With Disabilities Act or changes in applicable law occurring after the Effective Date), and at any time prior to the Closing for such Property or within 90 days following such Closing (a "Claim Period") any applicable governmental agency (or any one acting on behalf of such governmental agency), including without limitation, any applicable health care agency, requires in writing that a capital improvement, repair or replacement (a "Capital Item") be made to eliminate such violation whether as a condition to granting any Third Party Approval or other governmental license required to permit the operation or continued operation of such Property or in connection with any survey of such Property regulating the operation and continued use of such Property (a "Capital Requirement"), then Buyer shall be obligated to pay the first $50,000, in the aggregate with respect to all Properties (including the Glenwood Gardens (SNF) Property) combined, of the cost of all such Capital Items, and thereafter Buyer shall be entitled to receive out of the Cap Ex Escrow Funds all such costs in excess of the $50,000 funded by Buyer (up to the full amount of the Primary Cap Ex Holdback Amount, in the aggregate with respect to all Properties combined, excluding the Glenwood Gardens
     (SNF) Property, and up to the full amount of the SNF Cap Ex Holdback Amount in the case of the Glenwood Gardens (SNF) Property); provided that prior to any expenditure being made or cost incurred, Buyer shall provide Seller written notice thereof within ten (10) days following receipt of written notice thereof. Such notice is for information purposes only, and Buyer shall be the sole party entitled to contest, in Buyer's sole discretion, the imposition of any Capital Requirement. Subject to Seller's obligations pursuant to Section 10.07 hereof, it is not a condition to Closing that any applicable Capital Item has been commenced, completed or paid for, regardless of when the Capital Requirement is imposed. The provisions of this Section merely allocate financial responsibility for Capital Requirements among the parties and shall not be construed in a manner so as to delay or prevent Closing unless delay is provided for in Section 8.07(a) due to a failure to obtain a Third Party Approval (or the Washington Interim Structure approval). Buyer's rights hereunder to receive all or any portion of the Cap Ex Escrow Funds shall in no way be deemed or construed to limit any damages to which Buyer might otherwise be entitled under this Agreement for a breach of any express representation or warranty of Seller hereunder; provided that no

     Seller shall have any liability to Buyer under this Section 8.07(b) in excess of its obligation to deposit its share of the Primary Cap Ex Holdback Amount or SNF Cap Ex Holdback Amount, as applicable, with the Title Company at Closing as set forth above.

               (ii) Upon the expiration of the Claim Period for all Properties other than the Glenwood Gardens (SNF) Property, the applicable Sellers shall be entitled to receive the balance of the Primary Cap Ex Escrow Amount, including any interest earned thereon, and upon the expiration of the Claim Period for the Glenwood Gardens (SNF) Property, the applicable Seller shall be entitled to receive the balance of the SNF Cap Ex Escrow Amount, including any interest earned thereon; in each case, less any amounts thereof as to which Buyer has made a claim in writing to Seller and Title Company prior to the expiration of the Claim Period (a "Pending Claim"). Upon final resolution of each Pending Claim, if any, the balance, if any, of the Cap Ex Escrow Funds reserved therefor shall be released to the applicable Seller(s).

          (c) Survival. The provisions of this Section 8.07 shall survive the Closing or earlier termination of this Agreement.

     8.08 Loan Assumption and Payoff.

          (a) Buyer's obligations under this Agreement shall not be subject to any contingency for financing. Subject to securing the Lender Consent, Buyer shall be required to assume at the Second Tarzana Closing the loan with respect to the Tarzana Property listed on Schedule K as the "Assumed Loan" (the "Assumed Loan"), provided that the Assumed Loan is not in default, beyond any applicable notice and grace period, as of the date of the Second Tarzana Closing, due to a default caused by Seller, its Manager and/or their respective affiliates. In connection therewith, and subject to the provisions of Section 8.08(h) below, Buyer shall as soon as reasonably practicable, but in no event more than fourteen (14) days after the Effective Date, (i) submit any required application for consent by the lender with respect to the Assumed Loan, together with any fees or other payments required by the such lender or in connection therewith (but subject to Section 8.08(i)), (ii) provide the applicable Seller with a copy of such application simultaneously with the submission thereof to the lender, and (iii) thereafter shall use commercially reasonable efforts to obtain the written consent of such lender to the transfer of the Tarzana Property to Buyer (or its designee or assignee) and the assumption of the Assumed Loan (collectively, the "Lender Consent"). Without limiting the foregoing, to the extent reasonably required by the lender, Buyer shall provide a recourse carve-out guarantee, environmental indemnification or other guarantee to such lender under the Assumed Loan from the Buyer, provided the same has a net worth of at least ten million dollars ($10,000,000) or if at the Second Tarzana Closing such entity does not have the required net worth, then from other guarantors and indemnitors having creditworthiness and operational control with respect to the subject Properties equal to or greater than ten million dollars ($10,000,000) (the "Replacement Guarantor(s)"). In its initial applications for the Lender Consent, Buyer shall provide such materials and information concerning the financial and other qualifications of Buyer (or its designee or assignee) and if applicable the Replacement Guarantor(s) as is required by the applicable loan documents or as such lender may otherwise reasonably require. Buyer shall (i) provide Seller with copies of all material correspondence received by Buyer from such lender or their agents with respect to the proposed loan assumption and otherwise keep Seller reasonably informed with respect to the status of the proposed assumption and (ii) not request any changes to the terms of the loan documents other than as set forth on Schedule T.

          (b) It shall be a condition to the applicable Seller's obligation to close the Second Tarzana Closing and assign the Assumed Loan that either (i) the lender issue a release (the "Releases") to the applicable Seller and any existing guarantor(s) or indemnitor(s) thereunder in form reasonably acceptable to such Seller and existing guarantors or indemnitor(s) releasing the same from all liability under the Assumed Loan (including, without limitation, any recourse carve-out guarantees, environmental indemnifications and other guarantees) to the extent that such liabilities first accrue from and after the Second Tarzana Closing (or such earlier date specified in the Tarzana Interim Structure documents), or (ii) Buyer provide such Seller and existing guarantor(s) or indemnitor(s) indemnification at such Second Tarzana Closing, in form and substance reasonably satisfactory to Seller, from any entity with a minimum net worth to be maintained during the term of the guaranty of at least ten million dollars ($10,000,000), determined on a fair market value basis, from and against any claim against such Seller or existing guarantor(s) or indemnitor(s) to the extent such claim would have been released by the Releases contemplated hereby (the "Buyer Loan Indemnification"). Buyer and Seller shall use commercially reasonable efforts to obtain the Release, with any required out-of-pocket expenses to be borne by Buyer (subject to Section 8.08(i)). If the Buyer is unable to obtain the Release, Buyer shall be required to provide and deliver at the Second Tarzana Closing the Buyer Loan Indemnification.

          (c) [Intentionally Deleted].

          (d) Subject to Section 8.08(i) hereof, Buyer shall pay all fees and costs (including, without limitation, application, processing and review fees, assumption fees and attorneys' fees and costs) charged or required by the lender in connection with the assumption of (and any request to assume) the Assumed Loan, as and when the same are due; provided, however, that Seller shall be responsible for such costs, and shall reimburse Buyer for any such costs incurred if the Second Tarzana Closing does not occur for any reason other than Buyer's default, and, provided further, that in no event shall Buyer be obligated to pay (i) Seller's attorney's fees and costs in connection therewith or (ii) any fees, charges, accrued interests, reimbursement, or other cost or amount due such lender on account of the period prior to the Second Tarzana Closing (or such earlier date specified in the Tarzana Interim Structure documents) to the extent such amount does not relate to and arise by virtue of the proposed assignment or assumption of such Assumed Loan.

          (e) Subject to Section 8.08(i), Seller shall promptly contact all Pay-Off Loan lenders and use commercially reasonable efforts to secure pay-off letters and, if applicable, the consent (the "Pay-Off Loans Lender Consent") of such lenders to the early prepayment of such Pay-Off Loans as contemplated hereby. Buyer shall pay and pre-pay at each Closing or provide sufficient funds at each Closing for Seller to pay and pre-pay at Closing all sums due or to come due under the loans listed on Schedule K hereof as the "Pay-Off Loans" (the "Pay-Off Loans") encumbering the applicable Properties, including without limitation all prepayment fees and costs (including, without limitation, any application, processing and review fees, prepayment fees, future interest, yield maintenance and attorneys' fees and costs) as may be necessary to release the applicable Property from the lien of the existing mortgages and pay off the Pay-Off

Loans, including the then outstanding principal balance as of the applicable Closing and interest accrued and unpaid; provided that in no event shall Buyer be obligated to pay (i) Seller's attorney's fees and costs in connection therewith or (ii) any fees, charges, accrued interests, reimbursement, or other cost or amount due such lenders on account of the period prior to Closing to the extent such amount does not relate to and arise by virtue of the proposed prepayment of such Pay-Off Loans.

          (f) For the Assumed Loan, Buyer shall receive a credit against the Purchase Price for the Tarzana Property (including against the loan required to be funded by Buyer in connection with the Tarzana Interim Structure at the first Closing as provided therein, and so long as it does not result in a double counting of the credit, against the Purchase Price payable at the Second Tarzana Closing) encumbered by the Assumed Loan in an amount equal to the outstanding principal balance of the Assumed Loan assumed as of each the applicable closing for the Tarzana Property together with accrued, but unpaid interest thereon as of such date of closing. Buyer will likewise receive a credit against the Purchase Price for each Property encumbered by a Pay-Off Loan which is pre-paid in full by Buyer and discharged, in an amount equal to the outstanding principal balance of the Pay-Off Loan as of the applicable Closing plus all interest accrued and unpaid for the period ending immediately prior to said Closing and pre-payment. In the event Buyer shall pay any amounts that are to be payable by Seller pursuant to Section 8.08(i) hereof, Buyer shall also be entitled to a credit for such amounts against the Purchase Price unless the Seller has previously reimbursed Buyer for such disbursements.

          (g) Except as may be set forth on Schedule T, Buyer agrees that it will not request a modification to the terms and provisions of the Assumed Loan prior to the Second Tarzana Closing. Seller agrees to reasonably cooperate with Buyer in connection with the effort to obtain the Lender Consent and Release. The obligations of this Section 8.08 shall survive Closing or the earlier termination of this Agreement.

          (h) The parties acknowledge that in order for the Buyer to acquire the Tarzana Property and assume the Assumed Loan encumbering the Tarzana Property, the Buyer will need to go through the TPA ("transfer of physical assets") process and obtain the consent of the lender and the US Department of Housing and Urban Development to the sale of such Property to Buyer, assumption of the Assumed Loan by Borrower and the modifications to the loan set forth on Schedule T (the "TPA Approval"), which is anticipated to take an extended period of time. In order to permit Seller to receive the benefits of the Purchase Price while the TPA process is being completed, the parties will implement the structure described on, and execute documents contemplated by, the term sheet attached as Schedule Y (the "Tarzana Interim Structure"). It is agreed that the Deposit allocated to the Tarzana Property will at the first Closing of the Tarzana Property pursuant to the Tarzana Interim Structure at Buyer's election be either returned to Buyer or applied to the Purchase Price of the other Properties. Prior to Closing, Buyer and Seller will cooperate in good faith to have the Tarzana Interim Structure approved by the lender (it being agreed that failure by such lender to object to the interim loan component of the Tarzana Interim Structure shall be deemed such lender's approval thereof) for the Assumed Loan (including the Department of Housing and Urban Development), to the extent required by the applicable loan documents.

          (i) Notwithstanding anything herein to the contrary and excluding Seller's legal fees and out-of-pocket expenses incurred in connection therewith, which shall be borne by Seller, the aggregate out-of-pocket expenditure charged by the lenders (including, without limitation, all fees, penalties, expense reimbursements, yield maintenance provisions, or other amounts due or payable with respect to such matters) and required to be paid by Buyer hereunder in connection with the assumption of the Assumed Loan, the securing of the Lender Consent, securing the Release, and prepaying the Pay-Off Loans (the "Assumption/Payoff Costs") shall be limited to One Million Eight Hundred Thousand Dollars ($1,800,000.00) (plus the application of a portion of the Purchase Price for the Assumed Loan and Pay-Off Loans as contemplated by Section 8.08(f)). In the event such Assumption/Payoff Costs exceed One Million Eight Hundred Thousand Dollars ($1,800,000.00), Seller agrees to pay and contribute (or, if applicable, reimburse Buyer) up to and additional One Million Dollars ($1,000,000.00) towards the Assumption/Payoff Costs in excess of such One Million Eight Hundred Thousand Dollars ($1,800,000.00) required to be paid by Buyer hereunder.

     8.09 [Intentionally Deleted].

     8.10 Natural Hazard Disclosure. This Section 8.10 shall apply only to Property located within the State of California. Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer and Seller acknowledge that Seller has employed the services of Disclosure Source ("Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards referred to above and to report the results of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination has been delivered to Buyer and fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code
Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

     8.11 Employees.

          (a) On each Closing Date, the applicable Seller(s) shall (or shall cause its Managers to) terminate all employees employed at each Property for which Closing is occurring (including, without limitation, the executive directors of each Property), and take such other action as may be required by any applicable laws, rules, regulations and orders such that, except as set forth in Section 8.11(c) below, no Buyer shall have any liability for any matter concerning any employee which accrued prior to Closing except for accrued vacation and other accrued paid time off ("Accrued Employee Benefits") related to any employee hired by Buyer at Closing with respect to which Buyer receives a credit in accordance with the provisions of Section 13 hereof. Except for any Accrued Employee Benefits for which Buyer receives a credit at Closing as aforesaid, and except as otherwise set forth herein, no Buyer is assuming liability attributable to any employee of Seller or its Managers other than liabilities arising after the Closing for employees that are in fact employed by Buyer. Seller shall be solely liable to pay (or shall cause its Managers to pay) to its employees (and to its Manager's employees) all severance and Accrued Employee Benefits to which such employees are entitled as a result of their employment by Seller or Manager, except for any Accrued Employee Benefits for which Buyer receives a credit at Closing as aforesaid and except as set forth in
Section 8.11(c) below. Seller shall indemnify, defend and hold harmless Buyer and its assigns from and against any and all losses, damages, costs and expenses, including, without limitation, attorneys' fees and costs, arising from any claim made by any such employee relating to matters occurring prior to Closing or otherwise arising out of their employment by Seller or any Manager, except for any claim by any employee hired by Buyer for Accrued Employee Benefits for which Buyer receives a credit at Closing as aforesaid and as set forth in Section 8.11(d) below. Buyer shall indemnify, defend and hold harmless Seller and Managers, and their assigns, from and against any and all losses, damages, costs and expenses, including without limitation, attorneys' fees and costs, arising from any claim made by any employee of Buyer or its property managers relating to Accrued Employee Benefits for which Buyer receives a credit at Closing or relating to matters occurring after closing or otherwise out of their employment by Buyer or its property managers.

          (b) Buyer shall have the right to meet with the executive directors and all other employees of the Properties at any time after the Effective Date in each case to discuss operational and other issues concerning the Properties and to discuss employment arrangements with any employee. Buyer may make offers of employment to any employee contingent upon Closing occurring hereunder and otherwise upon such terms and conditions of employment, compensation and benefits as Buyer shall determine in its sole discretion. Seller shall cause its Managers to (A) consent to the hiring of any employee by Buyer, if Closing occurs for such Seller's Property, and (B) waive, with respect to the employment by Buyer of any employee, any claims or rights that Seller or Managers may have against Buyer or any employee under any non-competition or employment agreement if Closing occurs for such Seller's Property. Seller shall, and shall cause its Managers to, cooperate with Buyer's process of interviewing the employees and transitioning operation of the Properties to Buyer.

          (c) Notwithstanding anything to the contrary, for each Facility for which Closing occurs, prior to Closing Buyer shall make bona fide offers of employment commencing at Closing to that number or percentage of employees set forth on Schedule AA attached hereto (or if Seller provides an updated Schedule at least fifteen (15) days prior to Closing the number or percentage set forth in such updated Schedule so long as such revised number or percentage is within the permitted range set forth on Schedule AA) with respect to each Property, which Seller has prepared in its good faith effort so as to avoid applicability of the Worker Adjustment Retraining and Notification Act (the "WARN Act") and/or any applicable state or local laws or regulations requiring notice prior to plant or facility closings or a mass layoff, due to this transaction. Subject to Buyer's obligations as set forth herein, Seller shall be responsible for giving any notifications that may be required by the WARN Act, as amended, and/or any applicable state or local laws or regulations requiring notice prior to plan or facility closings or a mass layoff, and the rules and regulations thereunder, with respect to any employees of Seller whose employment is terminated by Seller on the Closing Date in connection with this transaction and who are not employed by Buyer following the Closing Date. Buyer agrees to indemnify, defend and hold harmless Seller from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys' fees, and also including any amounts payable by Seller, whether by contractual indemnity or otherwise, and also including any loss, damage, liability, claim, cost or expense arising out of the WARN Act, as amended, and/or any applicable state or local laws or regulations) that may be incurred by, or asserted against, Seller arising out of or relating to Buyer's failure, if any, to comply with its obligations pursuant to this Section 8.11(c).

          (d) Buyer hereby agrees to be responsible for any obligation that Seller and its affiliates might otherwise have had to provide continuing health benefit coverage pursuant to Sections 601 through 608 of ERISA and Section 4980B of the Code for any person who has become an M&A qualified beneficiary (as defined in IRS Regulation Section 54.4980B-9 Q&A 4(a)) as a result of the Closing of this transaction (the "Former Employees"). Seller shall reimburse Buyer for the third party, out of pocket cost to Buyer, as reasonably determined by Buyer, of providing such continuing health care benefit coverage to such Former Employees (specifically excluding any costs or incremental cost increases for current or future employees of Buyer), in all cases only to the extent such costs are not covered by payments made by such Former Employees.

          (e) Except as set forth in subsection (d) above, Buyer specifically shall not assume, honor or accept any employee benefit plan of Seller or Manager or its parent or affiliates, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA and Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law or pursuant to contract) which may arise or which may have arisen prior to the Closing Date in connection with the employment by Seller or Manager of employees or the creation, funding, operation or termination of any of the employee benefit plans that cover any such employees.

          (f) [Intentionally Deleted].

          (g) The provisions of this Section 8.11 shall survive Closing.

                                   SECTION 9

                             INSURANCE; RISK OF LOSS

     9.01 Maintenance of Insurance. Until the Closing for its Property (or in the case of the Tarzana Property, the Second Tarzana Closing), each Seller shall maintain its present insurance on its Property which insurance in respect of fire and casualty shall be covered by a standard All-Risk Policy in the amounts as currently insured. Subject to the provisions of Section 9.02, the risk of loss in and to the Property shall remain vested in the Seller owning the Property until the Closing. Buyer will obtain its own insurance on the Property at Closing (or in the case of the Tarzana Property, the Second Tarzana Closing).

     9.02 Casualty or Condemnation. If, prior to the Closing therefor, any Property owned by any Seller or any portion thereof is damaged or destroyed by fire or casualty, or any part of such Property is taken by eminent domain by any governmental entity and the portion of such Property that is damaged, destroyed or taken either (i) materially interferes with the operation of the Property and conduct of its usual business or (ii) has a replacement cost equal to or in excess of five percent (5%) of the Purchase Price for such Property set forth in Section 2.01, and Buyer does not elect to close the transaction pursuant to the terms of the next grammatical paragraph notwithstanding the casualty or taking, then this Agreement will terminate with respect to all Properties for which Closing has not previously occurred and the Deposit allocated to such terminated Properties will be returned to Buyer.

     If (i) such damage or destruction or taking does not materially interfere with the operation of the Property and conduct of its usual business and has a replacement cost or is in an amount of less than five percent (5%) of the Purchase Price or (ii) Buyer nevertheless elects to purchase the impaired Property, Buyer shall proceed with the purchase of all the Properties without reduction or offset of the Purchase Price except as set forth below, and in such case, unless the applicable Seller shall have previously restored its Property to its condition prior to the occurrence of any such damage or destruction, the Seller shall pay over or assign to Buyer all amounts received or due from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking, and Buyer shall receive a credit against the Purchase Price for the damaged Property in the amount of the deductible under the applicable insurance policy, if any and for the amount of any uninsured loss.

     9.03 Tarzana Property Risk of Loss. After the Closing with respect to the Tarzana Property, the risk of loss due to damage or destruction or taking shall be borne exclusively by Buyer. However, pursuant to the documents implementing the Tarzana Interim Structure, Seller will assign to Buyer all amounts received or due from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking with respect to the Tarzana Property with respect to matters arising after Closing.

                                   SECTION 10

                      SELLER'S OBLIGATIONS PRIOR TO CLOSING

     Each Seller covenants that, with respect to its Property, between the Effective Date (or such later date as specified below) and the Closing for such Property (the parties agreeing that the Seller's obligations with respect to the Tarzana Property during the period from Closing to the Second Tarzana Closing, shall be addressed in the definitive agreements implementing the Tarzana Interim Structure):

     10.01 No Lease Amendments. Such Seller shall not, without Buyer's prior written consent, (a) enter into any new Residency Agreement for a unit with a first-time tenant unless the Residency Agreement is for a period of no more than one year (or thirty (30) days in the case of Alzheimer's and skilled nursing units) and has an effective rental rate consistent with Seller's current practice; or (b) enter into, amend, renew or extend any Residency Agreement with an existing tenant unless the Residency Agreement is for a period of not more than one year and has an effective rental rate for the amended, renewal or extension term consistent with Seller's current practice; or (c) terminate any Residency Agreement except by reason of a default by the tenant thereunder or by reason of the provisions contained in the Residency Agreement.

     10.02 Continuation of Service Contracts and Equipment Leases; Commercial Leases. No Seller shall, without Buyer's prior written consent, not to be unreasonably withheld, modify or amend any Assumed Service Contract, Equipment Lease or Commercial Lease, or enter into any new Service Contract, Equipment Lease or Commercial Lease, unless the same is terminable without penalty by the then owner of the Property upon not more than thirty (30) days' notice. Any such new agreements will be assumed by Buyer at Closing to the same extent as the existing Service Contracts, Equipment Leases and Commercial Leases.

     10.03 Replacement of Personal Property. No personal property included as part of the Property shall be removed from the Property unless the same becomes obsolete and is replaced with similar items of at least equal quality prior to the Closing.

     10.04 Tax Proceedings. The Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes or personal property taxes assessed against its Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax and personal property tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing occurs shall be apportioned between the applicable Seller and Buyer, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

     10.05 Access. The Seller shall allow Buyer or Buyer's representatives access to the Property, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times; provided Buyer agrees that the original leases and all other original documents shall remain on-site at the Property and Seller agrees to provide copies of all such documents as Buyer may reasonably request.

     10.06 [Intentionally Deleted].

     10.07 Continued Operations. The Seller will operate and maintain its Property substantially in accordance with the Seller's current practices with respect to the Property, including with respect to the maintenance of inventory and consumables and maintenance of the Property (including, without limitation, with respect to making capital improvements and repairs), normal wear and tear and casualty and condemnation damage excepted. With respect to the Glenwood Gardens (SNF) Property, the foregoing shall require Seller to expend, on an annualized basis, at least $500 per bed, on capital expenditures between the Effective Date and the Closing for the Glenwood Gardens (SNF) (and any shortfall in such annualized $500 per bed expenditure as of the Closing of such Property shall be credited against the applicable Purchase Price, on a pro-rata basis based on the portion of the year that has elapsed as of such Closing Date).

     10.08 Cooperation; Entry Access. Seller agrees to cooperate with the Buyer, and to cause Manager to cooperate with Buyer, to effect an orderly transfer of the operation of the Property at Closing. Furthermore, Seller hereby agrees to allow representatives of Buyer to have on-site access to the Property and to the employees of Seller and its Managers at least one week in advance of any scheduled Closing of such Property in order to arrange for the orderly transition of operations (including, without limitation, billing, payroll, accounts payable and accounting systems) and Property level employees and in order to allow Buyer to install systems and equipment to be utilized by Buyer in operating the Property, including, without limitation, time clocks and data lines. Such items shall be installed at the expense of Buyer and in a manner so as to not materially interfere with the operation of the Property.

     10.09 Transfer of Records.

          (a) Resident Records. At Closing and to the extent permitted by law (and to the extent in Seller's or Manager's possession), Seller shall deliver possession to Buyer of any and all records (including those in electronic form) or written documents relating to the residents of the Facility at Closing, including but not limited to, all contracts, applications, billing records, regulatory records, health records, assessments and correspondence relating to the residents. Seller may deliver copies in lieu of originals to the extent law requires Seller to retain originals. After Closing, Buyer will retain all such materials for such prudent period as Buyer retains its own such records and documents and will provide Seller and Manager with copies of, and with access to originals of, all such materials, to the extent permitted by law (it being agreed that the parties will enter into a business associates agreement or similar arrangement, on customary terms reasonably acceptable to the parties, if and only to the extent necessary to allow such copies or access). The provisions of this Section will survive Closing.

          (b) Employee Records. At Closing and to the extent permitted by law (and to the extent in Seller's or Manager's possession), Seller shall or shall cause Managers to deliver possession to Buyer at the Property of any and all records (including those in electronic form) or written documents physically located at the Property and relating to employees of the Property who are actually employed by Buyer on the Closing Date. Seller may deliver copies in lieu of originals to the extent law requires Seller to retain originals. After closing, Buyer will retain all such materials for such prudent period as Buyer retains its own such records and documents and will provide Seller and Manager with copies of, and with access to originals of, all such materials, to the extent permitted by law. The provisions of this Section will survive Closing.

          (c) Sales Data and Referrals. At Closing and to the extent permitted by law (and to the extent in Seller's or Manager's possession), Seller shall or shall cause Managers to deliver possession to Buyer at the Property of any and all records (including those in electronic form) or written documents located at any location of all sales data, referral sources, and other sales and marketing materials used with respect to sales and marketing of the Property during the period commencing one (1) year prior to the Effective Date.

     10.10 Final Cost Report. For the Glenwood Gardens (SNF) Facility, Seller shall prepare (or cause its Manager to prepare) and file, pursuant to and within the time frame required by applicable law and regulation and in any event within 120 days following the Closing for such Property, the cost reports or portions of cost reports, if any, required or permitted by governmental or third party payors for the stub period ending on the Closing Date on account of the assignment of the Provider Numbers or sale of the Facility. Seller shall provide Buyer an opportunity to review such cost reports prior to their submission, but the reports will not be subject to Buyer's consent or approval.

     10.11 Tail Insurance. On or prior to Closing, Seller shall obtain tail insurance coverage in the amount of its existing insurance coverages, and lasting for a period of two (2) years after Closing, with respect to their prior operations at the Facilities.

     10.12 Employees. With respect to the Glenwood Gardens (SNF) Property, (a) Seller or its Manager shall provide Buyer with notice upon the firing of any employees of the Property (and prior to such firing if practicable given the circumstances), and (b) Seller and its Manager will not hire any employees for the Property at or above the grade of department head without the consent of Buyer to the identity of such new employee, not to be unreasonably withheld, conditioned or delayed.

     10.13 Operating Statements. With respect to the Glenwood Gardens (SNF) Property, Seller will deliver to Buyer copies of the monthly operating statements prepared by Seller promptly following the completion thereof.

     10.14 Cross Easement and Shared Services. Prior to the first Closing, the parties shall agree upon and implement any cross easements and shared service agreements as are reasonably necessary to operate the Glenwood Gardens (SNF) Property separately from the Glenwood Gardens (IL/AL) Property. Neither party will unreasonably withhold its consent to any such easement or agreement. Buyer and Seller will advise each other within ten (10) days following the date hereof whether they believe any such cross easements or shared service agreements will be required under this Section. If any such instruments are required, the form thereof will be agreed upon within twenty (20) days following the date hereof.

     10.15 Owner's Association. Reference is made to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Reciprocal Easements for Glenwood Gardens, dated as of January 27, 1999, recorded March 3, 1999 as Document Number 0199032567 with the Kern County, California, Recorder (the "Bakersfield Declaration"). The Bakersfield Declaration contemplates that an owner's association will be established thereunder (the "Owner's Association"). The Seller of the Glenwood Gardens (IL/AL) Property represents that to such Seller's knowledge the Owner's Association has not been established. At the Closing on the Glenwood Gardens (IL/AL) Property, the Seller of such Property, the Seller of the Glenwood Gardens (SNF) Property and Buyer shall establish the Owner's Association by filing articles of organization with the California Secretary of State and adopting by-laws for the Owner's Association. Such articles of organization and by-laws, and any ancillary votes or certificates, will be drafted by Buyer, will provide that directors shall be elected by the vote of the majority of the votes held by all members of the Owner's Association (and hence Buyer, as owner of the Glenwood Gardens (AL/IL) Property, will have the voting power to elect all of he members of the board of directors of the Owner's Association), and shall be subject to Buyer's and Seller's approval (not to be unreasonably withheld, conditioned or delayed). Buyer and Seller shall agree upon the forms of such documents within twenty days following the date hereof.

     If it is discovered that an Owner's Association currently exists (a "Pre-Existing Owner's Association"), then the Seller will, at Seller's expense, promptly following the discovery thereof: cause the Pre-Existing Owner's Association to waive any unpaid assessments levied by such Pre-Existing Owner's Association, pay off and terminate any outstanding contracts to which the Pre-

Existing Owner's Association is a party, satisfy or pay off any outstanding claims or demands received by the Pre-Existing Owner's Association from the City of Bakersfield as a third party beneficiary under the Bakersfield Declarations, and wind up and dissolve the Pre-Existing Owner's Association. Buyer, at no cost to Buyer, will cooperate with Seller in connection with the foregoing.

     10.16 Disposition and Development Agreement. Reference is made to that certain Disposition and Development Agreement by and between the Chino Redevelopment Agency (the "Agency") and Hillsborough Associates, dated December 16, 1986, amended March 13, 1989, notice of which is given in Memorandum of Agreement Containing Covenants Affecting Real Property dated March 13, 1989, recorded March 16, 1989 as Document Number 89094332 with the San Bernardino County, California, Recorder (the "DDA"). The Seller of the Property encumbered by such instrument will use commercially reasonable efforts prior to Closing (and as soon after the date hereof as practical) to obtain and deliver to Buyer:
(1) a copy of the DDA, and (2) an estoppel certificate executed by the Agency stating that the conditions set forth in the DDA have been satisfied, there are no current defaults under the DDA, the current use of the Property complies with the provisions of the DDA and there are no payments currently due or outstanding under the DDA. Buyer acknowledges that Seller may not be able to obtain such documents and obtaining and delivering the same will not be a condition to Closing or entitle Buyer to a reduction in the Purchase Price..

                                   SECTION 11

                          SELLER'S CLOSING OBLIGATIONS

     11.01 Closing, Deliveries and Obligations. At the Closing for its Property (and, except as set forth to the contrary in Section 11.03 below, at the Second Tarzana Closing with respect to the Tarzana Property), each Seller shall deliver (and, if applicable, cause its Manager to deliver) the following to Buyer with respect to such Seller and its Property (and it is a condition to Buyer's obligation to close that the same are delivered):

          (a) Deed. A deed, in the form attached as Schedule F (each, a "Deed"), which conveys the applicable Real Property owned by the Seller to Buyer, subject only to Permitted Exceptions. Upon the request of Buyer, each Seller will also deliver a quitclaim (that is, without warranty of any kind) deed using the legal description of such Seller's Property set forth in the New Survey for such Property, if such description differs from the description set forth in Schedule A-1 attached hereto.

          (b) Bill of Sale; Vehicle Titles and General Assignment. A limited warranty bill of sale and general assignment, in the form attached as Schedule G (each, a "Bill of Sale"), which conveys all of the Seller's right, title and interest in and to its tangible and intangible personal property. With respect to all motor vehicles included in the Property, vehicle titles to the extent in Manager's possession.

          (c) Assignment of Residency Agreements and Security Deposits. An assignment and assumption of the Residency Agreements and Security Deposits to which the

Seller is a party, in the form attached as Schedule H (each, a "Residency Agreement Assignment").

          (d) Assignment of Commercial Leases. An assignment and assumption of all Commercial Leases and Security Deposits to which the Seller is a party in the form attached hereto as Schedule J (each, "Commercial Lease Assignment").

          (e) Lease Records. Original copies of all Leases and related documents in the possession or under the control of the Seller. Such records shall include a schedule of all cash security deposits (and originals, to the extent in Seller's or Manager's possession or control, of any non-cash security deposit, including letters of credit, pledge agreements, etc.) and a credit against the Purchase Price due to such Seller in the amount of such security deposits held by the Seller at the Closing under the Leases together with appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash and a schedule updating the Rent Roll and setting forth all arrears in rents and all prepayments of rents.

          (f) Assignment of Service Contracts, Equipment Leases and Other Agreements. An assignment and assumption of all Assumed Service Contracts and all Equipment Leases to which the Seller is a party in the form attached as
Schedule I (each, a "Contract Assignment"). Each Seller will terminate all of its other Service Contracts. Each Seller will terminate its property management or operating contract for its Property at its cost and expense at Closing.

          (g) Title Affidavits. Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policy for the subject Property all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases; and (ii) mechanics' liens. If required by the Title Insurer, a so-called gap indemnity in form reasonably acceptable to Seller covering title matters recorded by, through or under Seller.

          (h) Notices of Sales. A standard letter, in a form approved by Buyer, such approval to not be unreasonably withheld, executed by the Seller, advising the tenants under the assigned Leases of the sale of the subject Property to Buyer and directing that all rents and other payments thereafter becoming due under the assigned Leases be sent to Buyer or as Buyer may direct.

          (i) Non-Foreign Affidavit. The Seller shall execute and deliver to Buyer and Buyer's counsel, at Closing such evidence as may be reasonably required by Buyer to show compliance by the Seller with the Foreign Investment and Real Property Tax Act, IRC Section 1445(b)(2), as amended, and any analogous state statutes (including a so-called "CALFIRPTA").

          (j) Seller's Representation Certificate. The Seller's Representation Certificate duly executed by such Seller as provided in Section 5 hereof in form reasonably satisfactory to Buyer's and Seller's counsel.

          (k) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Property.

          (l) Omitted.

          (m) Settlement Statement. A settlement statement signed by Seller in form and substance reasonably acceptable to Seller and Buyer.

          (n) Notices. A notice to residents and Commercial Lease tenants in a form reasonably approved by Buyer, notifying them of the change in ownership of the Property and directing payment of future rents to Buyer.

          (o) The AEW Guaranty. The AEW Guaranty (as defined in Section 18.02).

          (p) Medicare/Medicaid Assignment. With respect to the Glenwood Gardens
(SNF) Property only, an assignment and assumption of the Provider Numbers, in form reasonably agreed upon by Buyer and Seller prior to the applicable Closing Date, executed by Seller and the guarantor (the "SNF Guarantor") listed on Schedule W for the Seller of this Facility (the "Medicare/Medicaid Assignment"). The Medicare/Medicaid Assignment shall contain, among other matters, a reciprocal indemnity in the form attached hereto as Schedule GG. The reciprocal indemnity will be provided by the applicable Seller and by the SNF Guarantor, on behalf of Seller, and by Buyer (the "Medicaid/Medicare Assignment Reciprocal Indemnity"). The SNF Guarantor, as guarantor under the foregoing indemnity, will maintain its legal existence and a net worth of $2,000,000 until March 29, 2008.

          (q) Business Associates Agreement. With respect to the Pacific Gardens (Tarzana, CA) and The Fairways (Wickliffe, OH) Properties, a "Business Associate Agreement", executed by Seller, in the form negotiated for the Foundation House (Federal Way, WA) Property (the "BA Agreement").

          (r) Other Documents and Actions. Any other documents, books and records required by this Agreement to be delivered by Seller, including, without limitation, any agreements necessary to implement the Interim Structures as contemplated hereby or to implement the Tarzana Interim Structure at the first Closing for the Tarzana Property. Each Seller shall also take such other actions required by this Agreement to be taken by such Seller.

     11.02 Expenses. Each Seller shall pay its own counsel fees and all transfer taxes (including, without limitation, local city or municipal transfer taxes), deed stamps, state excise tax, sales tax and documentary stamps relating to the sale of its Property hereunder, if any; and one-half (1/2) of any escrow fees.

     11.03 Tarzana Closings. Pursuant to the Tarzana Interim Structure, the parties intend to transfer operational control of the Tarzana Property (and any assets, contracts and records that Seller is permitted to transfer at Closing by the lender of the Assumed Loan) from Seller to Buyer at the Closing, and to transfer the fee interest in the Tarzana Property and title to the other assets constituting the Tarzana Property from Seller to Buyer at the Second Tarzana Closing.

                                   SECTION 12

                           BUYER'S CLOSING OBLIGATIONS

     At the Closing for each Property (and at the Second Tarzana Closing with respect to the Tarzana Property (except to the extent specified below to occur at the Closing)), Buyer shall (and it is a condition to all Sellers' obligations to close that Buyer shall):

     12.01 Payment of Purchase Price. Deliver to each Seller the Purchase Price for the applicable Properties (and in the case of the Tarzana Interim Structure, the loan by Buyer to Seller (which shall be in the amount of the Purchase Price for the Tarzana Property less the amount of the Assumed Loan and all accrued and unpaid interest thereon) shall be delivered at the Closing for such Property, and the Purchase Price for the Tarzana Property subject to application as provided in the Tarzana Interim Structure shall be delivered at the Second Tarzana Closing), allocated among the Sellers as set forth in Section 2.01, and as adjusted for (a) apportionments under Section 13, (b) any adjustments thereto required pursuant to the express provisions this Agreement and (c) to Cap Ex Escrow Amount pursuant to Section 8.07(b).

     12.02 Closing Documents. Deliver to each Seller each of the Bills of Sale, Residency Agreement Assignments, Commercial Lease Assignments and Contract Assignments for the applicable Properties signed by Buyer with respect to the performance by Buyer of the landlord's and owner's obligations from and after Closing with respect to the Residency Agreements, Assumed Service Contracts and Equipment Leases and Commercial Leases to which such Seller is a party. Any Assumed Service Contracts or Equipment Leases that by their terms cannot be assigned to Buyer (or for which any required consent to assignment is not obtained) will nevertheless be assigned to Buyer and Buyer shall make the regular payments due thereunder after Closing, as well as any accelerated payments on account of such assignment (without reduction in the Purchase Price), provided Buyer gets the benefit of the subject equipment or service, and Seller shall pay any penalties (as opposed to accelerated payments) due as a result of such assignment).

     12.03 State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Property.

     12.04 Medicare/Medicaid Assignment. With respect to the Glenwood Gardens
(SNF) Property only, deliver to Seller the Medicare/Medicaid Assignment, signed by Buyer.

     12.05 Business Associates Agreement. With respect to the Pacific Gardens (Tarzana, CA) and The Fairways (Wickliffe, OH) Properties, deliver to Buyer a BA Agreement executed by Buyer.

     12.06 Other Documents and Actions. Deliver any other documents and take any other actions required by this Agreement to be delivered or taken by Buyer (including notices by Seller to residents in California Facilities required by law).

     12.07 Buyer's Expenses. Pay its own counsel fees, title insurance premiums and costs, survey costs, recording costs, all costs relating to any mortgage financing obtained by Buyer and one-half (1/2) of any escrow fees.

     12.08 Settlement Statement. Deliver to each Seller a settlement statement signed by Buyer in form and substance reasonably acceptable to Buyer and such Seller.

                                   SECTION 13

                APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE

     13.01 Apportionment. The apportionments set forth below shall be made between the parties at the Closing for each Property as of the close of the business day prior to such Closing (the parties confirming this means the "first closing" for the Tarzana Property, except for matters to be adjusted at the Second Tarzana Closing pursuant to Section 13.01(j) below). The apportionments for the Tarzana Property will be made as if full fee title to the Real Estate and other Property constituting the Tarzana Property were conveyed to Buyer on the Closing Date.

          (a) Buyer shall receive from each Seller a credit for any rent and other income, including community fees, under Residency Agreements collected by such Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income and community fees shall not be prorated at Closing. After Closing, unless the resident shall specify otherwise, Buyer shall apply all rent and income collected by Buyer from a tenant under a Residency Agreement, first to such tenant's current monthly rental (or the next occurring month, if rent is payable in advance), then to the month in which Closing occurred, and then to arrearages in the reverse order in which they were due, remitting promptly to the applicable Seller any balance properly allocable to the Seller's period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by a Seller under Residency Agreements after Closing which are owed to Buyer shall be remitted to Buyer by the Seller promptly after receipt for allocation and disbursement as provided herein;

          (b) all security deposits pursuant to Commercial Leases and pre-paid rent shown on the Rent Roll shall be transferred (or credited) by Seller to Buyer at Closing; on the Closing, Buyer shall in writing acknowledge receipt of and expressly assume all Seller's financial and custodial obligations with respect to security deposits pursuant to Commercial Leases and pre-paid rent so transferred, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations arising after the Closing with respect to such transferred funds (to the extent that Buyer has received a credit at Closing with respect thereto), and that Buyer will assume all such obligations after Closing and be directly accountable to the residents of the Property with respect thereto. At Closing, all security deposits pursuant to the Residency Agreements will be returned to residents, and Buyer and Seller will jointly execute a letter to residents in form mutually acceptable to the parties, each acting reasonably, acknowledging the return of the security deposits to the residents and waiving the requirement to maintain a security deposit under the Residency Agreements;

          (c) there shall be no adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by any Seller or its Manager at any Property (other than Accrued Employee Benefits as set forth in Section 8.11); it being the intent of the parties that simultaneously with the Closing, each Seller shall terminate any existing property management or operating agreement and Buyer shall have no liability or obligation with respect to any employee of Seller or its Manager prior to Closing except as set forth in Section 8.11;

          (d) real estate and personal property taxes, water charges, sewer charges and charges for all other utilities, on the basis of the fiscal period for which assessed, except that if there is a utility meter on the Property, apportionment at the Closing for such utility shall be based on the last available reading, subject to adjustment after the Closing on a per diem basis, when the next reading is available. Seller shall seek to obtain readings of such utility meters as of or shortly prior to Closing;

          (e) each Seller shall receive a credit for its utility deposits for any pre-paid utility accounts, which shall be transferred to Buyer; notwithstanding the foregoing, in the case of deposits in the form of bonds, Buyer will post replacement bonds and cooperate with Seller and Manager to arrange for the return of the current bonds to Seller or Manager;

          (f) Buyer shall receive a credit at Closing for Accrued Employee Benefits related to any employee hired by Buyer at Closing;

          (g) prepayments paid by any Seller under assigned Service Contracts and Equipment Leases shall be prorated as of Closing;

          (h) Buyer shall receive from each Seller a credit for any rent or other income under assigned Commercial Leases collected by such Seller before Closing that applies to any period after Closing. Any uncollected rent and any other uncollected income under the assigned Commercial Leases shall not be prorated at Closing. After Closing, unless the payor shall specify otherwise, Buyer shall apply all rent and income collected by Buyer from a tenant under an assigned Commercial Lease first of the payment of the then current and due rent (or the next occurring month if rent is payable in advance), then to the rental period in which Closing occurred, and then to arrearages in the reverse order in which they were due, remitting promptly to the applicable Seller any balance properly allocable to the Seller's period of ownership. Buyer shall bill and use and commercially reasonable efforts to collect such arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any arrearages. Any rent or other income received by a Seller under the assigned Commercial Leases after Closing which are owed to Buyer shall be remitted to Buyer by the Seller promptly after receipt for allocation and disbursement as provided herein;

          (i) current or past due interest under Assumed Loan assumed by Buyer shall be prorated as of Closing;

          (j) at the Second Tarzana Closing, all escrows, reserves and security deposits held pursuant to the Assumed Loan assumed by Buyer shall be assigned to Buyer, and the Seller whose Property was encumbered by the Assumed Loan will receive a credit from Buyer in the amount of such escrows, reserves and security deposits as they existed as of the Closing for such Property (as opposed to the Second Tarzana Closing); any escrows or reserves held pursuant to any Pay-Off Loans will remain Seller's property;

          (k) [Intentionally Deleted];

          (l) Buyer shall receive from each Seller a credit for any and all revenues and income in connection with the operation of such Seller's Property not covered above and collected by or on behalf of the Seller before the Closing and applicable to Buyer's period of ownership. Each Seller shall receive from Buyer a credit for any and all expenses in connection with the operation of such Seller's Property not covered above and paid by or on behalf of Seller before Closing and applicable to Buyer's period of ownership. In addition, each party shall promptly remit or cause to be remitted to the other any such revenues and income collected by such party after Closing and applicable to the other party's period of ownership, except as otherwise provided above.

          (m) notwithstanding the other provisions hereof, receivables from public third party payor programs with respect to the Glenwood Gardens (SNF) (Bakersfield, CA) Property will be billed and pursued pursuant to the provisions of the Medicare/Medicaid Assignment, with the intent and understanding that Seller will receive receivables on account of items or services, including, without limitation, room and board, provided on dates of service before Closing, and Buyer will receive receivables on account of items or services, including, without limitation, room and board, provided on dates of service from and after Closing. Buyer and Seller shall each deliver to the other any such receivables actually received by such party and due to the other party pursuant to the foregoing sentence. Additionally, Seller shall have the right to pursue, after Closing, any and all receivables on account of items or services, including, without limitation, room and board, provided on dates of service before Closing. Buyer will cooperate with such pursuit, and, to the extent reasonably required based on Buyer being the assignee and holder of the Provider Numbers, Buyer will either pursue such receivables for Seller or allow Seller to pursue the same as agent for Buyer.

          (n) funds held in trust for residents at the Glenwood Gardens (SNF) (Bakersfield, CA) Property will be transferred by Seller to Buyer at the Closing on such Property and at such time Buyer shall post a fidelity bond in the form and substance required by the California Department of Health Services with respect to such funds. Concurrent with such transfer, and as a condition precedent thereto, Buyer shall in writing acknowledge receipt of and expressly assume all Seller's financial and custodial obligations with respect to such trust funds so transferred, it being the intent and purpose of this provision that Seller will be relieved of all fiduciary and custodial obligations arising thereafter with respect to such transferred funds, and that Buyer will assume all such obligations thereafter and be directly accountable to the residents of such Property with respect thereto.

     If the Closing shall occur before a new tax rate is fixed for any of the Property, the apportionment of taxes for such Property at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected, which obligation shall survive the Closing. If any operating expenses or other prorations cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills, and shall be re-adjusted within ninety (90) days after the Closing occurs.

     13.02 Resident Rents and Services Fees. Prior to Closing, Seller shall bill the residents in the ordinary course of business. From and after Closing, billing for Medicaid and Medicare will be performed pursuant and subject to the foregoing provisions and the provisions of the Medicare/Medicaid Assignment. The parties acknowledge that generally, private pay residents are billed monthly in advance on or about the 25th of each month (except that certain items and adjustments in service fees may be billed in arrears), while Medicaid and Medicare is billed in arrears. Regardless of who bills the residents for Medicaid or Medicare, the portion of all resident rents and service fees allocable to the time periods prior to the Closing shall be allocated to Seller and the portion thereof allocable to the time periods on or after the Closing shall be allocable to the Buyer and will be accounted for as part of the reconciliation process set forth in Section 13.03. Delinquent rents and service fees for the period prior to the Closing Date will remain the property of Seller.

     13.03 Post-Closing Reconciliation Process. Within 60 days after each Closing Date, representatives of Buyer shall prepare and deliver to Seller a proposed initial statement of reconciliation itemizing the following with respect to the subject Properties: (i) all costs, charges and expenses paid by one party with respect to the Property that are properly allocable to the other party; and (ii) all resident rents and service fees actually collected by either party with respect to the Property (the "Initial Reconciliation") and to whom such fees should be properly allocated. The Initial Reconciliation shall include appropriate detail to identify the items being adjusted. A final reconciliation of all expenses, costs, charges, service fees and resident rents shall be prepared by Buyer and delivered to Seller within 90 days after each Closing Date (the "Final Reconciliation") with respect to the subject Properties. Throughout the period leading up to the Initial Reconciliation and the Final Reconciliation, each party shall provide to the other party any information it may receive regarding the revenue and expense items described in subparagraphs
(i) and (ii) of this Section. The Final Reconciliation shall appropriately reflect the net amount owed to Buyer or to Seller as a result of such reconciliation. After approval by both parties of the Final Reconciliation, the party determined to owe cash as a result of such Final Reconciliation shall promptly pay such cash to the other party. This Article 13 will survive the Closing.

                                   SECTION 14

                               FAILURE TO PERFORM

     14.01 Buyer's Election. In addition to Buyer's other rights herein, if any Seller is unable to satisfy all of its obligations as set forth in this Agreement, Buyer shall have the right to elect, in its sole discretion, at the Closing, to accept such title as Sellers can deliver to all but not less than all of the Properties in their then condition and to pay therefor the Purchase Price without reduction or offset, in which case Seller shall convey such title for such price.

     14.02 Seller's Default. If at the Closing, any Seller is unable to satisfy all of its obligations as set forth in this Agreement, and Buyer does not elect to take title as provided in Section 14.01, then Seller may extend the Closing Date for all (but not less than all) Properties for which closing has not previously occurred for up to ten (10) days during which period Seller will use commercially reasonable efforts to cure the default. If Seller does not so extend the Closing Date or extends the Closing Date but subsequently fails to cure the defect, then as Buyer's sole and exclusive remedy (except for the alternative remedy of specific performance set forth below in this Section 14.02), (i) the Deposit allocated to the Properties for which this Agreement is terminated shall be forthwith returned to Buyer, Seller shall reimburse Buyer for its actual, out-of-pocket costs reasonably incurred in connection with the transaction contemplated by this Agreement up to a maximum amount of $500,000.00, prorated among the Properties in the same proportion as the Purchase Price is allocated among the Properties, and (ii) this Agreement will thereupon terminate with respect to all but not less than all of the Properties for which Closing has not yet occurred. In the alternative to the foregoing, if Buyer desires to purchase all (but not less than all) the Properties in accordance with the terms of this Agreement and any Seller intentionally refuses to perform Seller's obligations hereunder, Buyer, at its option, and as Buyer's sole and exclusive remedy, shall have the right to compel specific performance by such Seller hereunder in which event any applicable portion of the Deposit made hereunder shall be delivered to the applicable Seller at Closing in accordance with the allocation set forth at Section 2.03 and credited against the Purchase Price due such Seller.

     14.03 Buyer's Default. If at the Closing, Buyer is in default of any obligation set forth in this Agreement, Buyer shall have the right, provided that such default is capable of being cured, to extend the date of Closing with respect to such Property (or at Seller's election all of the Properties) for such period of time, not to exceed five (5) days with respect to a non-monetary default and two (2) business days, with respect to a monetary default, as may be required for Buyer to satisfy its obligations with respect to the applicable Property. Subject to the immediately preceding sentence, the parties acknowledge that in the event of Buyer's failure to fulfill its obligations hereunder it is impossible to compute exactly the damages which would accrue to each Seller in such event. The parties have taken these facts into account in setting the amount of the Deposit for such Property required pursuant to Section 2.03 (and allocated pursuant thereto), and hereby agree that: (a) such amount together with the interest earned thereon is the agreed upon damages which would accrue to Seller with respect to such Property; (b) such amount represents damages and not any penalty against Buyer; and (c) if this Agreement shall be terminated by Seller by reason of Buyer's failure to fulfill Buyer's obligations hereunder (which Seller may do with respect to all of the Properties for which Closing has not occurred, by notice to Buyer), the Deposit applicable to the subject Property together with the interest thereon, as allocated between the Sellers in
Section 2.03, shall be each Seller's full and liquidated damages in lieu of all other rights and remedies which any Seller may have against Buyer at law or in equity.

     Because Buyer does not have the right to buy, and Seller does not have the right to sell, less than all of the Properties (except pursuant to the express provisions of this Agreement), a default by Buyer or Seller with respect to any one Property will constitute a default with respect to all Properties for which Closing has not yet occurred.

                                   SECTION 15

                                 BROKERAGE FEES

     15.01 Brokerage Fees. Each Seller and Buyer mutually represent and warrant that it has not used a Broker who has claimed or may have the right to claim a commission in connection with this purchase and sale other than CB Richard Ellis (the "Broker"). Each Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement. Seller will pay any commission due to Broker in connection with this Agreement under a separate agreement between Seller and Broker.

                                   SECTION 16

                                     NOTICES

     16.01 Effective Notices. All notices under this Agreement shall be in writing and shall be delivered personally or shall be sent by Federal Express or other comparable overnight delivery courier, addressed as set forth below or by telecopier to the telecopier number as set forth below. Notices shall be deemed effective, when delivery is first attempted, whether accepted or refused. Notices to any Buyer shall be sent to Paul Froning, c/o Brookdale Senior Living Inc., 330 N. Wabash, Suite 1400, Chicago, Illinois 60611, Telecopier No. 866-741-4764, with a copy to Alan C. Leet, Esq., Rogers & Hardin LLP, 2700 International Tower, Peachtree Center, 229 Peachtree Street, N.E., Atlanta, Georgia 30303-1601, Telecopier No. (404) 525-2224. Notices to Seller shall be sent to Marc L. Davidson, AEW Capital Management, L.P., Two Seaport Lane, World Trade Center East, Boston, Massachusetts 02210, telecopier number: 617-261-9555, and copies of all such notices to Seller shall be sent to Joseph J. Christian, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Telecopier No. 617-526-5000.

                                   SECTION 17

                    INDEMNIFICATION; LIMITATIONS ON SURVIVAL

     17.01 Indemnification by Seller.

          (a) Subject to the limitations set forth in this Article 17, and the other provisions of this Agreement, each Seller shall, jointly and severally with the other Sellers that are a member of its Seller Group, but not any other Sellers, indemnify, protect, defend, exculpate and hold Buyer, Buyer's assignees and their partners, directors, members, shareholders, officers, employees and agents (collectively, "Buyer Indemnified Parties") harmless from and against, and agree promptly to defend Buyer Indemnified Parties from and reimburse Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) (collectively, "Losses") which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, to the extent resulting from or arising out of any third party claims (including by any governmental agency or any third party payor) asserted or threatened against a Buyer Indemnified Party resulting from or arising out of the operation of the Property prior to Closing, meaning and intending matters such as trade payables, contract claims and tort claims; but specifically excluding losses to the extent resulting from or arising out of the physical (including environmental) condition of the Property and matters caused by Buyer;

          (b) [Intentionally Deleted].

          (c) Claims for Losses by Buyer Indemnified Parties may only be brought by such Buyer Indemnified Party if the Buyer (or Buyer's permitted assignees, if applicable) joins in making such claim, it being the parties intent that Buyer Indemnified Parties other than Buyer (or Buyer's permitted assignees, if applicable) not have a separate and independent right to assert an indemnification claim pursuant to this Agreement.

     17.02 Indemnification by Buyer.

          (a) Subject to the limitations set forth in this Article 17, and other provisions of this Agreement, Buyer shall indemnify, protect, defend, exculpate and hold Seller, and their respective stockholders, partners, directors, members, officers, employees, Managers and agents (collectively, "Seller Indemnified Parties") harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all Losses which Seller Indemnified Parties may at any time suffer or incur, or become subject to, to the extent resulting from or arising out of any third party claims (including by any governmental agency or third party payor) asserted or threatened against a Seller Indemnified Party resulting from or arising out of the operation of such applicable Property after Closing, meaning and intending matters such as trade payables, contract claims and tort claims, but specifically excluding Losses to the extent resulting from or arising out of the physical (including environmental) condition of such Property and matters caused by Seller;

          (b) [Intentionally Deleted].

          (c) Claims for Losses by Seller Indemnified Parties may only be brought by such Seller Indemnified Party if the Seller joins in or consents to making such claim, it being the parties' intent that Seller Indemnified Parties other than Seller not have a separate and independent right to assert an indemnification claim pursuant to this Agreement.

     17.03 Notification of Claims.

          (a) A party entitled to be indemnified pursuant to Section 17.01 or
17.02 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") which gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such Claim; provided, however, that the Indemnified Party's failure to properly give such notice shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay and except as otherwise set forth in this Agreement. Subject to the Indemnifying Party's right to defend third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Section 17 within thirty (30) days after the receipt of written notice thereon from the Indemnified Party.

          (b) If the Indemnified Party notifies the Indemnifying Party of any Claim, and such Claim relates to a Claim asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a Claim for which it must indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to either (i) pay such Claim or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim. The Indemnified Party shall have the right to participate in the defense of any such Claim at its own costs and expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a Claim) of its election to defend in good faith any such third party Claim. The Indemnified Party shall not settle or compromise any Claim without the Indemnifying Party's prior written consent. The Indemnified Party shall make available all records and other materials in the Indemnified Party's possession reasonably required for use in contesting any third party Claim and cooperate with the Indemnifying Party in the defense of the Claim. Regardless of whether the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so.

          (c) No Indemnified Party may settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Claim (other than sums to be paid by the Indemnifying Party) and (ii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

     17.04 Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive all Closings and continue in full force and effect as specified in Sections 5.22 and 7.05. Except for the indemnification provisions of this
Section 17 and the Medicare/Medicaid Assignment Reciprocal Indemnity, which shall survive indefinitely and not be subject to a limitations period, all of the covenants of the parties contained in this Agreement to be performed after Closing shall survive the final Closing hereunder until the earlier of (i) the date such covenants are fully satisfied or (ii) the applicable statute of limitations (unless an earlier date is specified in this Agreement).

                                   SECTION 18

                            MISCELLANEOUS PROVISIONS

     18.01 Assignment. Prior to the Closing and so long as Buyer is not in default hereunder, Buyer shall be entitled to assign its rights and obligations as Buyer to one or more limited liability companies, corporations or other legal entities controlled by, controlling or under common control with Buyer; provided Buyer shall notify Seller of such assignment not later than the effective date thereof, such Assignee(s) shall assume the assigned obligations of Buyer hereunder pursuant to a written assumption document acceptable to Seller in its reasonable discretion and such assignee shall affirm to Seller the representations and warranties of Buyer pursuant to Section 7 hereof, making appropriate allowances for the entity form of such Assignee. For the purposes of this Agreement and the phrase "known to Buyer" (or any similar phrase) as it applies to such assignee, a matter will be deemed "known" to such assignee if it was "known" to the original "Buyer" named herein pursuant to Section 5. Upon the effective date of such assumption and affirmation, the assigning Buyer shall be automatically relieved of all duties, obligations and liabilities hereunder so assigned to such Assignee; provided that such Buyer shall not be relieved but shall remain liable for any indemnity obligations on account of the period prior to such assignment. If pursuant to this Section Buyer elects to assign the right to acquire the Land and Improvements constituting a Facility to one affiliate and the other operating assets for that Facility to a separate affiliate, all indemnities given by Buyer to Seller with respect to that Facility shall be joint and several obligations of those two assignees of Buyer.

     18.02 Limitation of Seller's Liability. Except as expressly set forth in the AEW Guaranty, Medicare/Medicaid Assignment, Interim Structure documents and Tarzana Interim Structure documents, with respect to the parties to such documents (as such capitalized terms are defined in this Agreement), no shareholders, partners or members of any Seller or Seller Indemnified Parties, nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Buyer for itself and all Buyer Indemnified Parties (with respect to their rights arising under this Agreement) hereby waives for itself and anyone who may claim by, through or under Buyer or any Buyer Indemnified Party any and all rights to sue or recover on account of any such alleged personal liability. Except as expressly set forth in this Section 18.02, (i) no Seller hereunder shall have any liability to Buyer or any Buyer Indemnified Party for the action, inaction, breach or default of any other Seller hereunder, (ii) no Seller will have any liability to Buyer or any Buyer Indemnified Party for the breach of any representation or warranty by any other Seller, and (iii) no Seller shall have any liability to Buyer or any Buyer Indemnified Party for any matters related to or arising out of the Property of any other Seller or operations of any other Seller.

     Notwithstanding anything set forth in this Agreement to the contrary, Buyer for itself and all Buyer Indemnified Parties agrees that no Seller shall have liability to Buyer or any Buyer Indemnified Party for any breach of its representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by it to Buyer or any Buyer Indemnified Party unless the valid claims for all breaches of such Seller collectively aggregate more than Fifty Thousand and 00/100 Dollars ($50,000.00) ("Seller's Basket"), in which event the full amount of such valid claims shall be actionable against it, up to the cap set forth in the following sentence. Further, Buyer for itself and all Buyer Indemnified Parties agrees that, subject to the aggregating of certain Seller's Caps as set forth in the next sentence, any recovery against a Seller for any breach of its representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by it to Buyer or any Buyer

Indemnified Party, in the aggregate, shall be limited to Buyer's and such Buyer's Indemnified Party's actual damages (which excludes diminution in value damages) not in excess of an amount equal to two percent (2%) (or in the case of the Glenwood Gardens (SNF) Property, five percent (5%)) of the Purchase Price allocated in Section 2.01 to such Seller's Property, as adjusted pursuant to the terms of this Agreement or otherwise (the "Seller's Cap"), in the aggregate, with respect to such Seller, and that in no event shall Buyer or any Buyer Indemnified Party be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages. Notwithstanding the foregoing or any other provision of this Agreement, the Seller's Caps within a Seller Group shall be aggregated, so that if a claim is brought against a Seller within a particular Seller Group, the aggregate amount of the Sellers' Caps within that Seller Group will be available to satisfy such claim; provided that Buyer's and all Buyer's Indemnified Party's collective, aggregate damages against all Sellers in the Seller Group shall be limited to the aggregate amount of the Sellers' Caps within the Seller Group. Except as set forth below, the term "Seller Group" shall mean all Sellers that are indirectly owned by substantially the same persons or entities, such as, by way of example, the three (3) Sellers of the Pacific Gardens Properties. Notwithstanding the foregoing, it is agreed that for all purposes, the Glenwood Gardens (SNF) Property and the Seller thereof will be in and constitute a separate Seller Group containing no other Sellers or Properties. The Seller Groups are identified on Schedule W attached hereto. For avoidance of doubt, the parties acknowledge that recovery by Buyer or any Buyer Indemnified Party against one Seller may frustrate recovery against another Seller in the same Seller Group. Each Seller agrees to maintain its legal existence (i.e., not to dissolve) for two (2) years following the Closing for its Property, and during the first nine
(9) months following such Closing to maintain reserves in an amount not less than two percent (2%) (or in the case of the Glenwood Gardens (SNF) Property, five percent (5%)) of the Purchase Price allocated to such Seller's Property in
Section 2.01 (as adjusted pursuant to the terms of this Agreement or otherwise) (with respect to each Seller, the "Reserve Requirement") less any amounts paid subsequent to such Closing on account of claims by Buyer or Buyer Indemnified Parties (and to maintain reserves for the remainder of the first year after such Closing in an amount not less than fifty percent (50%) of such Seller's Reserve Requirement, less such amounts paid); provided that for this sentence only, such two (2) year period (in the case of indemnification claims) and nine (9) month period (in the case of claims based on representations and warranties) will be extended until the dismissal, judgment, settlement or other disposition of any lawsuit based on a breach of a representation or warranty or indemnity contained in this Agreement filed with a court of competent jurisdiction by Buyer against such Seller prior to the expiration of the initial two (2) year period, in the case of indemnities, or the initial nine (9) month period in the case of representations and warranties. The applicable guarantor listed on Schedule W hereto for each Seller Group shall deliver at Closing a guaranty of the obligations of the Sellers within such Seller Group to maintain their existence and to retain such reserves as set forth in the preceding sentence (the "AEW Guaranty").

     In no event shall Buyer, Seller, Buyer's Indemnified Parties or Seller's Indemnified Parties be entitled to seek or obtain consequential, indirect or punitive damages for any breach of any covenant, representation or warranty hereunder or under any other agreement, document, certificate or instrument delivered by any party. For avoidance of doubt, Seller and Buyer acknowledge that the Seller's Basket and the Seller's Cap shall be applicable only to claims arising out of a breach of Seller's representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by it to Buyer or any Buyer Indemnified Party, and neither shall be applicable to or limit any claim by Buyer or any Buyer Indemnified Party against Seller for any breach by Seller of its covenants (as opposed to representations and warranties) hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer or any Buyer Indemnified Party.

     18.03 Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, is merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     18.04 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts.

     18.05 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

     18.06 Bind and Inure. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     18.07 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer. The delivery by Buyer to each Seller of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to Buyer of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by Buyer by written notice given at any time prior to such acceptance and satisfaction.

     18.08 Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

     18.09 Attachments. If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail. The Schedules attached are hereby incorporated as integral parts of this Agreement.

     18.10 Like Kind Exchange. Each party agrees to cooperate reasonably with the other in effecting an exchange transaction which includes the Property pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by any party shall be at that party's sole cost and expense, not cause any other party to actually take title to any property other than the Property and not delay the Closing. In addition, the requesting party shall indemnify and hold the others harmless from any and all cost, expense or liability incurred solely as a result of the other accommodating such tax deferred exchange. The provisions of this paragraph shall survive the Closing indefinitely.

     18.11 No Third-Party Beneficiary. Other than the rights of Buyer Indemnified Parties and Seller Indemnified Parties pursuant to Article 17 hereof, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of each Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

     18.12 Public Disclosure. Buyer agrees to keep confidential and not to use prior to Closing, other than in connection with its determination whether to proceed with the purchase of the Property and its preparation for such Closing in accordance with Section 3 hereof, any of the documents, material or information regarding the Property supplied to Buyer by any Seller or by any third party at a Seller's request, including, without limitation any environmental site assessment reports furnished to Buyer, except to Buyer's consultants, attorneys, accountants and potential investors or lenders on a "need to know" basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena. Each Seller agrees to keep confidential and not disclose prior to Closing this Agreement, the purchase price or any other terms hereunder, unless the Seller is compelled to disclose such information by law or by subpoena or reasonably determines that such disclosure is required by securities laws, and except that Seller may disclose the same to lenders, residents, employees, vendors, state licensing agencies and the like to the extent necessary or prudent to carry out and consummate the transactions contemplated hereby. No party hereto shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure) or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make. Seller acknowledges and agrees that Buyer shall file a Current Report on Form 8-K with the Securities and Exchange Commission announcing the transactions contemplated hereby (and shall issue the press release contemplated thereby, provided the form of such press release is approved by Seller (not to be unreasonably withheld) to the extent not previously approved by Seller), and that Buyer shall file this Agreement with such Current Report on Form 8-K or with a Quarterly Report on Form 10-Q. The parties acknowledge and agree that Buyer's disclosure in Buyer's Current Report on Form 8-K with respect to the announcement of this transaction will be as set forth on Schedule EE.

     Buyer and each Seller agree to indemnify and hold harmless one another from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys' fees) arising out of the breach of either of them under this Section 18.12. In the event that the Closing does not occur in accordance with the terms of this

Agreement, Buyer shall return to Seller or destroy all of the documents, material or information regarding the Property supplied to Buyer by Seller or at the request of Seller. The provisions of this Section 18.12 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement.

     18.13 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 18.13 shall survive Closing.

     18.14 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

                       [Signatures on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the Effective Date above written.

SELLERS:

THE FAIRWAYS SENIOR HOUSING, LLC, a Delaware limited liability company

By: AEW Partners IV, L.P., its sole member

    By: AEW IV, L.L.C., its general partner

        By: AEW Partners IV, Inc., its managing member


            By: /s/ Marc. L. Davidson
                --------------------------------
                Marc L. Davidson, Vice President


PG SANTA MONICA SENIOR HOUSING, L.P.

By: Pacific Gardens GP, LLC, its general partner

    By: Pacific Gardens Senior Housing, LLC, its sole member

        By: AEW Partners IV, L.P., a Delaware limited partnership, its managing member

            By: AEW IV, L.L.C., its general partner

                By: AEW Partners IV, Inc., its managing member


                    By: /s/ Marc. L. Davidson
                        --------------------------------
                        Marc L. Davidson, Vice President


PG TARZANA SENIOR HOUSING, L.P.

By: Pacific Gardens GP, LLC, its general partner

    By: Pacific Gardens Senior Housing, LLC, its sole member

        By: AEW Partners IV, L.P., a Delaware limited partnership, its managing member

            By: AEW IV, L.L.C., its general partner

                By: AEW Partners IV, Inc., its managing member


                    By: /s/ Marc. L. Davidson
                        --------------------------------
                        Marc L. Davidson, Vice President


                      [AEW/Brookdale PSA Signature Page 1]

PG CHINO SENIOR HOUSING, L.P.

By: Pacific Gardens GP, LLC, its general partner

    By: Pacific Gardens Senior Housing, LLC, its sole member

        By: AEW Partners IV, L.P., a Delaware limited partnership, its managing member

            By: AEW IV, L.L.C., its general partner

                By: AEW Partners IV, Inc., its managing member


                    By: /s/ Marc. L. Davidson
                        --------------------------------
                        Marc L. Davidson, Vice President


AEW/CAREAGE-BAKERSFIELD, LLC, a Washington limited liability company

By: AEW/Careage-Properties, LLC, its sole member

    By: AEW/Careage, LLC, its sole member

        By: Eastrich Careage, LLC, its member-manager


            By: /s/ Marc. L. Davidson
                ---------------------------------
                Marc L. Davidson
                Authorized Signatory


AEW/CAREAGE-FEDERAL WAY, LLC, a Washington limited liability company

By: AEW/Careage-Properties, LLC, its sole member

    By: AEW/Careage, LLC, its sole member

        By: Eastrich Careage, LLC, its member-manager


            By: /s/ Marc. L. Davidson
                ---------------------------------
                Marc L. Davidson
                Authorized Signatory


                      [AEW/Brookdale PSA Signature Page 2]

AEW/CAREAGE-BAKERSFIELD SNF, LLC, a Washington limited liability company

By: AEW/Careage-Properties, LLC, its sole member

    By: AEW/Careage, LLC, its sole member

        By: Eastrich Careage, LLC, its member-manager


            By: /s/ Marc. L. Davidson
                ---------------------------------
                Marc L. Davidson
                Authorized Signatory


                      [AEW/Brookdale PSA Signature Page 3]

BUYER:

BLC ACQUISITION, INC., a Delaware corporation


By: /s/ Mark J. Schulte
    ---------------------------------
Name: Mark J. Schulte
Title: President


                      [AEW/Brookdale PSA Signature Page 4]

                                     RECEIPT

     The Purchase and Sale Agreement, together with Buyer's Deposit, has been received by the Escrow Agent on this the _______ day of January, 2006, and the Escrow Agent acknowledges the terms thereof and agrees to perform as Escrow Agent in accordance therewith.

                                        ESCROW AGENT:

                                        STEWART TITLE GUARANTY COMPANY


                                        By: /s/ Mark Anderson
                                            ------------------------------------
                                        Name: Mark Anderson
                                        Title: National Settlement Counsel


                      [AEW/Brookdale PSA Signature Page 5]